UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.    )

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Sapient Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2013

Dear Stockholder,

We invite you to join us at the Annual Meeting of Stockholders of Sapient Corporation, a Delaware corporation. The meeting will be held on Thursday, June 6, 2013, at 9:00 a.m. (local time) at the Company’s headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116.

This Proxy Statement describes how you may participate in our Annual Meeting, whether or not in person, and includes the formal agenda for the meeting.

In addition to addressing the specific agenda items at the meeting, we will present a general overview of our operations and ongoing strategy, and will be happy to respond to stockholder questions properly brought before the meeting.

For your convenience, our 2013 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are available via the Internet at www.proxyvote.com.

Alan J. Herrick
Co-Chairman of the Board of Directors,
President and Chief Executive Officer

SAPIENT CORPORATION

131 Dartmouth Street

Boston, Massachusetts 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of Sapient Corporation (the “Annual Meeting”) will be held at the offices of Sapient Corporation (“Sapient” or the “Company”), located at 131 Dartmouth Street, Boston, Massachusetts 02116 on Thursday, June 6, 2013, at 9:00 a.m. (local time), for the following purposes:

One:	To elect the nine directors named in the accompanying proxy statement to serve on our Board of Directors until our 2014 Annual Meeting of Stockholders;

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

Three:	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

The stockholders will also act on any additional business that may properly come before the Annual Meeting.

The record date for the Annual Meeting is Friday, April 12, 2013. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. If the Annual Meeting is adjourned or postponed for any reason, any action remaining to be taken on the above matters will be considered when the meeting is resumed.

Your vote is important and is being solicited by our Board of Directors. Instructions on how to vote, a discussion of the above proposals, and significant information about the Company may be found in our 2013 Proxy Statement attached to this Notice. Please note that these proxy materials and our 2012 Annual Report on Form 10-K (our “Annual Report”) are also available to stockholders via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.
Senior Vice President, General Counsel and Secretary

Boston, Massachusetts

April 26, 2013

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS

This Proxy Statement, proxy card and voting instructions, together with our Annual Report (without exhibits), are being distributed to our stockholders of record on or about April 26, 2013. A complete set of these proxy materials is available on the Internet at www.proxyvote.com.

SAPIENT CORPORATION

131 Dartmouth Street

Boston, Massachusetts 02116

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on June 6, 2013

INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

You received this proxy statement (this “Proxy Statement”), accompanying proxy card or voting instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2012 (without exhibits) (our “Annual Report”) because the Board of Directors of Sapient Corporation is soliciting your proxy to vote at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”). In these materials, we refer to Sapient Corporation as “Sapient,” “Company,” “we,” “us,” and “our” and to the Board of Directors of Sapient Corporation as “Board of Directors” and “Board.” Our principal executive offices are located at 131 Dartmouth Street, Boston, Massachusetts 02116. Our telephone number is (617) 621-0200. The Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement and a proxy card, was distributed to stockholders beginning on or about April 26, 2013.

What proposals are being considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on three proposals. The proposals are:

•	Proposal No. 1: To elect the nine directors named in the accompanying proxy statement to serve on our Board of Directors until our 2014 Annual Meeting of Stockholders;

•	Proposal No. 2: To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	Proposal No. 3: To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the nine director nominees (Proposal No. 1);

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year (Proposal No. 2); and

•	“FOR” our named executive officer compensation (Proposal No. 3).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 12, 2013, the record date, will be entitled to vote at the Annual Meeting.

Stockholder of Record — If you own shares of our common stock and those shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, or a “record holder.” As a record holder, you may vote in person at the Annual Meeting or by proxy.

Beneficial Owner — If your shares are held in an account at a brokerage firm, bank or other nominee (each, a “broker”), then you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been or will be forwarded to you by your broker. For purposes of voting at the Annual Meeting, the broker holding your account is considered the record holder, but as a beneficial owner you have the right to direct your broker as to how to vote the shares in your account.

If you are a beneficial owner, you are invited to attend the Annual Meeting, but you may not vote your shares in person unless you request and obtain a valid proxy issued in your name from your broker. To vote your shares in person at the Annual Meeting, you must present the following items to the Secretary of the Company before the voting begins: (a) picture identification; (b) an account statement or letter from the record holder, indicating that you owned the stated shares as of the record date; and (c) a proxy from the record holder issued in your name.

How do I vote my shares?

You are entitled to one vote for each share of our common stock you owned as of the record date. Whether or not you plan to attend the Annual Meeting, please carefully review this Proxy Statement and submit your proxy promptly by one of the methods available to you, as described below.

•

Stockholders of record are requested to submit a proxy by telephone at (800) 690-6903 or Internet at www.proxyvote.com, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-prepaid envelope.

•	Beneficial owners should submit voting instructions to their broker via telephone, Internet, or as otherwise specified on the voting instruction form provided by the broker.

If you vote by telephone or the Internet, you do not need to return your proxy card or voting instruction form. Instead, please follow the instructions on your proxy card or voting instruction form for telephone and Internet voting. So long as your proxy is received prior to the vote at the Annual Meeting and not revoked, your shares will be voted as directed on your proxy. If you sign and return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends. To make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest opportunity.

If you plan to attend the Annual Meeting and need directions to the Company’s headquarters, please contact our Investor Relations department at the address listed on the Notice of Annual Meeting of Stockholders or by email at ir@sapient.com.

May I change my vote after submitting my proxy or voting instruction form?

•

If you are a stockholder of record, you may revoke a proxy at any time before it has been exercised at the Annual Meeting. To revoke a proxy, you can (i) send a written revocation to the Secretary of the Company at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116, (ii) send a duly executed proxy bearing a later date, (iii) if you voted by telephone or the Internet, you may change your vote with a timely and valid later telephone or Internet vote, or (iv) appear in person and vote by ballot at the Annual Meeting.

•

Any stockholder of record attending the Annual Meeting may vote in person, whether or not having previously submitted a proxy. The presence of a stockholder at the Annual Meeting (without further action) will not constitute revocation of a previously submitted proxy.

•	If you are the beneficial owner of your shares, you may change previously delivered voting instructions by following the procedure set forth on the voting instruction form provided by your broker.

How many votes are needed to approve the proposals?

•

Proposal No. 1: In uncontested elections of directors (i.e., an election in which the number of nominees for director is not greater than the number to be elected, which is the case for this Annual Meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “FOR” that nominee must exceed the votes cast “AGAINST” that nominee. An abstention does not count as a vote cast. A broker holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors.

•

Proposal No. 2: The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required to ratify the selection of our independent registered public accounting firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the ratification of the independent auditors is considered to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

•

Proposal No. 3: The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against this proposal. A broker holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation. While this advisory vote is required by law, it is not binding on the Company or the Board of Directors. However, the Compensation Committee (the “Compensation Committee”) and our Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

•

Other proposals: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this Proxy Statement, we do not anticipate that any other matters will be raised at the meeting.

What is a “broker non-vote”?

A “broker non-vote” is a proxy submitted by a broker for a matter over which the broker does not have discretionary voting power and for which such broker has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the proxy. While brokers may use their discretion to vote on routine matters where the beneficial owner has not provided instructions, neither the election of directors nor the advisory vote on compensation paid to our named executive officers is deemed a “routine” matter. Of the proposals to be acted upon at the Annual Meeting, only the ratification of auditors is considered to be a routine matter. Therefore, if you do not give your broker voting instructions, your shares will not be voted as to any proposal at the Annual Meeting other than the ratification of auditors. If you have questions about broker non-votes or the voting process generally, please contact your broker or visit the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov/spotlight/proxymatters.shtml.

What is a quorum requirement?

To be valid, the Annual Meeting must have a quorum of stockholders present or represented. A quorum of stockholders will be deemed present or represented if at least a majority of the total number of shares of common stock outstanding and entitled to vote as of the close of business on the record date is present or represented by proxy at the Annual Meeting. For purposes of achieving a quorum, abstentions (when you submit a proxy but affirmatively choose to not vote on one or more proposals) and “broker non-votes” will be counted as present and entitled to vote.

As of the close of business on the record date, 139,402,818 shares of our common stock were outstanding and entitled to vote. For a quorum to exist, at least 69,701,410 shares must be present or represented by proxy at our Annual Meeting. Our common stock is our only class of securities outstanding. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SAPIENT

CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2013

This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (with or without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to: Sapient Corporation, c/o Investor Relations Department, 131 Dartmouth Street, Boston, Massachusetts 02116; or by e-mail to ir@sapient.com.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, you will receive stockholder communications such as our Proxy Statement and Annual Report as soon as they become available, and may vote via the Internet on matters to be decided at the Annual Meeting. Choosing electronic delivery reduces the number of bulky documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

To sign up for electronic delivery of future mailings, visit http://www.icsdelivery.com/sape and enter information for all of your Sapient stockholdings. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website. If you have any questions about electronic delivery, please contact our Investor Relations department at the mail or e-mail address listed above.

HOUSEHOLDING OF PROXY MATERIALS

Like many other companies, brokers, banks, and nominee record holders, Sapient participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Investor Relations department at the mail or e-mail address listed above or call us at (617) 621-0200. If you are receiving multiple copies of our

Proxy Statement and Annual Report at your household and wish to receive only one, please notify your broker or contact our Investor Relations department at the mail or e-mail address listed above.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

In accordance with the recommendation of our Governance & Nominating Committee, the Board of Directors has nominated James M. Benson, Hermann Buerger, Jerry A. Greenberg, Alan J. Herrick, J. Stuart Moore, Robert L. Rosen, Eva M. Sage-Gavin, Ashok Shah and Vijay Singal for election as directors (collectively, the “director nominees”), each of whom currently serves as a director of the Company.

If elected, each director nominee will serve as a director until our 2014 Annual Meeting of Stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each director nominee has indicated willingness to stand for election and serve as a member of our Board of Directors, if elected. However, if any director nominee should be unwilling or unable to stand for election, the person acting as proxy may vote your proxy “FOR” a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.

Vote Required

Our Amended and Restated Bylaws (“Bylaws”) provide that, in uncontested elections of directors (as is the case for this Annual Meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “FOR” that nominee must exceed the votes cast “AGAINST” that nominee. An abstention does not count as a vote cast. A broker holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors. If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “FOR” the election of each of the director nominees.

Previously, director nominees were elected by a plurality of the vote, but in October 2012, the Board amended our Bylaws to provide for majority voting.

In an uncontested election such as this, any director nominee currently serving as a director who does not receive a majority of votes cast “FOR” his or her election will be required to tender his or her resignation promptly following the failure to receive the required vote. The Governance & Nominating Committee then will be required to recommend to the Board whether to accept or reject the resignation. Following the Governance & Nominating Committee’s recommendation, the Board will be required to decide whether to accept or reject the resignation and to publicly disclose its decision-making process within 90 days of the certification of election results. Full details of the Company’s resignation procedures are set forth in Section 1.9(c) of our Bylaws.

Director Nominees

The biographical information below is provided as of the date of this Proxy Statement for each director nominee, including age, period of service as a director, business experience during at least the past five years (including other public company directorships), and the qualifications, attributes and skills that contributed to the Board’s conclusion that such director nominee should continue service as a member of our Board of Directors.

James M. Benson

Age 66

Director since 2007

Mr. Benson has been a director since August 2007. He currently serves as Lead Independent Director, a role he was appointed to in June 2012, and also serves as Governance & Nominating Committee chair. Mr. Benson is the founder and chairman of Benson Botsford, LLC, a private investment firm (since August 2010), and serves as managing director of Clark Wamberg, LLC, a private investment firm (since August 2007). Mr. Benson served as a director of Clark Inc. from January 2006 until the company’s sale in March 2007, during which time he also served as president of Clark Benson, LLC, a division of Clark Inc. Previously he served as president and chief executive officer of John Hancock Life Insurance Company, a division of Manulife Financial, from 2002 to 2006.

Mr. Benson, who holds a BA in economics and an MBA, has over 40 years of industry experience and is a nationally-recognized expert in the fields of financial services, insurance, investments and compensation. Mr. Benson serves on the boards of Aviva USA and Valmark Securities, Inc., and is the founder of World TEAM Sports, an organization dedicated to providing people with disabilities opportunities through sports activities. In December 2010, Mr. Benson was elected to the United States Olympic Committee, and serves as National Paralympic Committee President. Mr. Benson’s breadth of leadership and board experience enable him to provide valuable input to the Board of Directors regarding corporate governance matters and to the Company regarding its operations and strategic direction.

Hermann Buerger

Age 69

Director since 2006

Mr. Buerger has been a director and Audit Committee chair since June 2006. Mr. Buerger was employed by Commerzbank AG from 1972 through his retirement in 2004, where he held a variety of senior executive positions, including chief executive officer and regional board member for the Americas, and focused on commercial lending for multinational businesses. From 2003 to 2011, Mr. Buerger served as a director and chairman of the audit committee of EMS Technologies.

During his career, Mr. Buerger successfully managed a major banking operation, and has served on the audit committees of a number of public companies, including as an “audit committee financial expert.” With a BA in Economics, an MBA in Finance and expertise that includes financial statement analysis and managing risks in market, credit, liquidity and trading, Mr. Buerger provides valuable direction to the Company concerning its operations and financial management.

Jerry A. Greenberg

Age 47

Director since 2010

Mr. Greenberg was appointed Co-Chairman of the Board in June 2012. Mr. Greenberg co-founded Sapient in 1991 and served as Co-Chairman of the Board and Co-Chief Executive Officer from the Company’s inception until 2006. Since 2006, Mr. Greenberg has participated in founding three privately-held companies, and serves as chief executive officer of one of the companies (Sushi Nozawa LLC, a restaurant group). Additionally, from 2006 to 2010, Mr. Greenberg acted as an adviser to the Company under a consulting arrangement, which was terminated upon his reappointment as a Sapient director in October 2010.

As a co-founder and former Company executive, Mr. Greenberg offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

Alan J. Herrick

Age 47

Director since 2006

Mr. Herrick has served as a director and Sapient’s President and Chief Executive Officer since October 2006, and has served as Co-Chairman of the Board since June 2012. Prior to his current position, Mr. Herrick served as

Executive Vice President in charge of Sapient North America and Europe. Mr. Herrick joined Sapient in 1995. Prior to joining Sapient, Mr. Herrick held management positions at PSE&G, Prudential, and Home Holdings.

As a Sapient employee since 1995, Mr. Herrick has a fundamental understanding of, and is a principal thought leader concerning the Company’s core business, strategy, vision, purpose and culture. As Chief Executive Officer and Co-Chairman of the Board, Mr. Herrick’s management of the Company’s day-to-day operations and strategic direction helps to align Board governance with the Company’s business processes and strategic plan.

J. Stuart Moore

Age 51

Director since 1991

Mr. Moore co-founded Sapient in 1991 and served as the Company’s Co-Chairman of the Board and Co-Chief Executive Officer from the Company’s inception until 2006. Mr. Moore is currently a partner and director of Professional Aptitude Council, Inc., a global privately-held consulting organization serving professionals, corporations and academic institutions.

As a co-founder and former Company executive, Mr. Moore offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

Robert L. Rosen

Age 66

Director since 2012

Mr. Rosen has been a director since February 2012. Mr. Rosen has served as a director of Ares Capital Corporation, a private debt group, since 2004. He also serves as an operating partner to Ares Management LLC, a diversified asset management company, a position he has held since 2004. In addition, since 1987, he has served as managing partner of RLR Capital Partners LP, which invests principally in the securities of publicly traded North American companies. From 2005 to 2008, Mr. Rosen was a managing partner of RLR Focus Fund LP, an “active value” hedge fund. Mr. Rosen is a member of the Board of Overseers of NYU Stern School of Business. Mr. Rosen received an undergraduate degree from City University of New York and an MBA in finance from NYU’s Stern School.

Mr. Rosen is a seasoned executive with over 30 years of diversified public and private investing experience. Such broad business and financial experience allows Mr. Rosen to provide valuable expertise and direction to the Board concerning the Company’s operations and financial management.

Eva M. Sage-Gavin

Age 54

Director since 2013

Eva Sage-Gavin has been a director since April 2013. Ms. Sage-Gavin currently serves as executive vice president, global human resources and corporate affairs at The Gap, Inc. (“Gap Inc.”), where she sets the strategy for communications, government and public affairs, foundation, and social and environmental responsibility. Prior to her current role, which she has held since February 2010, she served in various other executive human resources roles at Gap Inc. from March 2003 to February 2010. Prior to joining Gap Inc. in 2003, Ms. Sage-Gavin worked at Sun Microsystems, Inc. and Disney Consumer Products as senior vice president, human resources. In addition, she has served in various senior human resources leadership positions for The PepsiCo Corporation, including its Taco Bell division, and for Xerox Corporation. Ms. Sage-Gavin is a member of the Skills for America’s Future Advisory Board, working with the White House, Aspen Institute, community colleges and corporations to build skilled workforces. She also serves on the HR Policy Association board and chairs its workforce development committee. Ms. Sage-Gavin has been regularly recognized for her contributions to human resource excellence. In

2012, Cornell University honored her with the Groat Award for her professional accomplishments. In 2006, Ms. Sage-Gavin received the distinguished honor of Fellow from the National Academy of Human Resources. Ms. Sage-Gavin holds a bachelor’s degree in industrial and labor relations from Cornell University.

Ms. Sage-Gavin has significant depth and breadth of experience in executive leadership, human resources and executive compensation at large multinational public companies, where she has a proven track record in driving forward-thinking cultures. This experience enables Ms. Sage-Gavin to provide valuable insight to the Board as the Company seeks to further enhance and strengthen its global culture.

Ashok Shah

Age 61

Director since 2008

Mr. Shah has been a director since June 2008 and currently serves as Compensation Committee chair. He is the managing partner of CEPS Consulting, LLC, a consulting firm he founded, that provides advisory services to IT/telecom services and software firms and enterprise clients. From November 2003 to March 2008, Mr. Shah was vice president and managing partner of the Global Professional Business Division of Alcatel-Lucent. Mr. Shah previously served as a member of the Board of Trustees at Rider University in New Jersey, where he also served as a member of the Executive Advisory Council for the university’s College of Business Administration. He has also served on the Leadership Board of the University of Houston’s Cullen College of Engineering.

As a seasoned executive with international operating experience, Mr. Shah’s expertise and industry knowledge in IT, telecommunications and software services enable him to provide valuable insight to the Board concerning the Company’s international operations and software and IT services.

Vijay Singal

Age 58

Director since 2008

Dr. Singal has been a Director since June 2008. Currently, Dr. Singal is the J. Gray Ferguson Professor of Finance at the Pamplin College of Business, Virginia Tech University, a position he has held since 2002. Dr. Singal served as the department head of the department of finance at the university from 2003 to 2009, and has held other academic positions there beginning in 1992. Dr. Singal also served as a visiting professor of finance at NYU’s Stern School of Business from September 2011 to July 2012. His areas of research include corporate governance, chief executive officer compensation, mergers, currency risk management, cash management and distribution, and market efficiency. Prior to joining academia, Dr. Singal was at the Oil and Natural Gas Corporation (India) for a period of ten years in various positions, finally as a joint director of finance. Dr. Singal has also provided his services as a consultant and partner to a New Jersey-based securities trading company since 2005. Dr. Singal holds a bachelor’s degree in chemical engineering, and both an MBA and doctorate in finance.

In addition to his academic achievements, Dr. Singal lived in India for many years and has substantial experience conducting business there. As a result, and in addition to his general business and management insight, he provides the Board with valuable perspective and guidance on Indian business processes and culture, which are essential to the Company’s business.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal for consideration at our Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PwC has served as our independent registered public accounting firm since 1999, and we have been advised by PwC that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.

Although stockholder ratification of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes it is advisable to afford stockholders an opportunity to ratify this selection. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm or firms, in whole or in part, at any time during the year, should it determine that such a change is in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required to ratify the selection of our independent registered public accounting firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the ratification of the independent auditors is considered to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “FOR” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC, although it may elect to continue to retain PwC.

STATEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The professional services provided by PwC and the aggregate fees billed for those services rendered to Sapient during the years ended December 31, 2012 and 2011 were as follows:

	2012*	2011*
Fees for Services Rendered
Audit Fees(1)	$3,455,000	$2,907,000
Audit-Related Fees(2)	268,000	160,000
Tax Fees(3)	1,555,000	804,000
All Other Fees(4)	5,000	5,000

Total	$5,283,000	$3,876,000

*	All PwC services provided were pre-approved by the Audit Committee.

(1)

Audit Fees. These fees are for services provided by PwC in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K; the review of our interim financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting;

and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These fees are for assurance and related services provided by PwC that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees. These fees are for non-audit related tax advice, planning and compliance services provided by PwC.

(4)	All Other Fees. These fees include licenses to web-based accounting and finance reference materials.

Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax compliance and reporting; and other tax services including tax planning and advisory services, and assistance with tax audits.

4.	All other services are those services not captured in the audit, audit-related or tax categories, such as licenses to web-based accounting and finance reference materials.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm services within each category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The report by the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of the Board of Directors of Sapient (the “Audit Committee”) comprises three non-employee directors, each of whom is an independent director within the meaning of the applicable listing standards established by the NASDAQ Global Select Market (“NASDAQ”) and SEC rules and regulations.

On behalf of the Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal control designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent registered public accounting firm’s qualifications, performance and independence.

Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012. PwC, the Company’s independent registered public accounting firm in 2012, issued its report on the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Annual Report.

Additionally, the Audit Committee has discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report.

Hermann Buerger, Chair

Robert L. Rosen

Vijay Singal

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. The Company currently believes that it is appropriate to annually seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when considering future executive compensation decisions. In 2012, the advisory vote on executive compensation received greater than 98% support from stockholders.

As described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”), beginning on page 29 of this Proxy Statement, our executive compensation program is designed to implement and achieve the goals of our executive compensation philosophy. Our philosophy, fundamentally, is to align each executive’s compensation with our short-term and long-term performance, and to provide the compensation and incentives needed to attract, motivate, and retain our named executive officers, who are critical to our success. Under this executive compensation program, our named executive officers are rewarded for the achievement of specific annual, long-term, strategic and corporate goals, and the realization of increased stockholder value. The CD&A provides additional details about our executive compensation program, including information about the fiscal year 2012 compensation of our named executive officers.

Sapient continues to maintain best practices in designing and implementing its executive compensation program. These practices include the following:

•	positioning total direct compensation and each element at approximately (within 15% of) the market median of our peer companies;

•	aligning annual incentive awards with annual operating, financial, and strategic objectives;

•	rewarding and emphasizing increased stockholder value through long-term equity incentive awards that comprise the greatest portion of our named executive officers’ total compensation;

•	not offering any “tax gross-ups” to our executives;

•	prohibiting the repricing or exchange of equity awards without stockholder approval;

•	“double-trigger” severance arrangements in connection with a change-in-control;

•	providing that our annual equity incentive awards vest in equal annual installments over at least a three-year period, except in limited circumstances; and

•

except as noted for Dr. Christian Oversohl, Senior Vice President and Managing Director — SapientNitro Asia Pacific, we do not offer any supplemental executive health and welfare or retirement programs or provide any other supplemental benefits or perquisites to our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Vote Required

The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against this proposal. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation. If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Overview

Sapient is committed to achieving the highest level of integrity, honesty and accuracy in our operations, financial results and public disclosures. Accordingly, the Board has adopted Corporate Governance Guidelines, written charters for each standing committee of the Board, and a Code of Ethics and Conduct to help Sapient attain this goal. These documents, in conjunction with our Certificate of Incorporation and Bylaws, form the governance framework for Sapient. These materials may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.” These materials are also available in print free of charge to any stockholder upon request. Any person who wishes to obtain a copy of any of these documents may do so by writing to Sapient Corporation, c/o Investor Relations Department, 131 Dartmouth Street, Boston, Massachusetts 02116; or by emailing ir@sapient.com.

Board Leadership Structure

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure of the Company has varied over time and has included both combined and separate roles. The Company does not have a policy requiring the combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure. This flexible approach to leadership has allowed the Board to put in place the most effective structure for the Company and its stockholders at any given time.

In June 2012, the Board elected our President and Chief Executive Officer, Alan J. Herrick, and our co-founder, Jerry A. Greenberg, as Co-Chairmen of the Board of Directors. Also in June 2012, James M. Benson was appointed as Lead Independent Director of the Board. Prior to the election of Messrs. Herrick and Greenberg as Co-Chairmen of the Board, Darius W. Gaskins, Jr., served as Chairman of the Board. Mr. Gaskins was an independent director whose term on the Board expired immediately following the 2012 Annual Meeting of Stockholders.

The Board has determined that the Company and its stockholders are currently best served by having Messrs. Herrick and Greenberg serve as Co-Chairmen of the Board and Mr. Benson serve as Lead Independent Director. The election of Messrs. Herrick and Greenberg promotes unified leadership and direction for the Board and management, allows for a bridge between the Board and management, and provides the critical leadership necessary for carrying out the Company’s strategic initiatives. The appointment of Mr. Benson as Lead

Independent Director, along with the Board’s strong committee system and substantial majority of independent Directors, allow the Board to maintain effective oversight of the Company’s business operations, including independent oversight of the Company’s financial statements, executive compensation, selection of director candidates, and our corporate governance programs. We believe our current Board leadership structure enables the Board to carry out its roles and responsibilities on behalf of the Company’s stockholders.

Lead Independent Director

James M. Benson was appointed Lead Independent Director of the Board in June 2012. The Lead Independent Director is chosen by the independent directors of the Board, and has the general responsibility to preside at meetings of the Board when the Co-Chairmen are not present, and at regular executive sessions of the independent members of the Board without management present. The Lead Independent Director also serves as liaison between the Co-Chairmen and independent directors, determines the meeting agenda for the executive sessions of the Board, and has the authority to call meetings of the independent directors. The Lead Independent Director’s role and responsibilities are more fully described in the Lead Independent Director charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Independence of our Directors and Board Committees

The listing rules established by NASDAQ require that a majority of the members of a listed company’s board of directors qualify as “independent” within the meaning of the such rules (the “NASDAQ Independence Rules”). The Board has affirmatively determined that none of James M. Benson, Hermann Buerger, Darius W. Gaskins, Jr., Stuart Moore, Robert L. Rosen, Eva M. Sage-Gavin, Ashok Shah, or Vijay Singal have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director of the Company and, accordingly, are “independent” for purposes of the NASDAQ Independence Rules.

The Board of Directors has determined that Alan J. Herrick does not qualify as an independent director under the NASDAQ Independence Rules because he serves as President and Chief Executive Officer of the Company. In addition, the Board has determined that Jerry A. Greenberg does not qualify as an independent director under the NASDAQ Independence Rules because Mr. Greenberg received fees and the payment of reimbursable expenses within the past three years under that certain Second Amended and Restated Consulting Agreement between the parties, dated November 8, 2009 (the “Consulting Agreement”), in excess of $120,000. The Consulting Agreement was terminated, effective October 25, 2010, in connection with Mr. Greenberg’s reappointment to the Board.

Our Board of Directors has three committees: the Audit Committee, Compensation Committee, and Governance & Nominating Committee. Each of these committees consists solely of independent Board members under current NASDAQ listing rules and applicable securities laws and regulations.

Board Oversight of Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is to understand the individual risks our Company faces and the steps management is taking to manage those risks, including the framework used by management for the coordinated oversight, control, and continuous improvement of processes used to manage risk, and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Accordingly, our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments. In addition, our Board considers potential business and financial risks when reviewing and approving our strategic plan.

While the Board has the ultimate responsibility for risk oversight, each committee of the Board also has responsibility for aspects of risk oversight. For example, the Audit Committee focuses on financial risk management, including internal controls, legal and regulatory risks, as well as compliance risks of a financial nature. The Compensation Committee evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Governance & Nominating Committee oversees governance and succession risk, including Board and Chief Executive Officer succession, and evaluates director skills and qualifications to ensure the appropriate appointment of particular directors to our standing committees based upon the needs of that committee. Each committee makes reports in its respective area of responsibility to the Board at the next regularly scheduled Board meeting immediately following the committee meeting.

As previously discussed under “Board Leadership Structure,” the Board believes that its leadership structure facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and each independent committee chair, to participate actively in the oversight of management’s actions.

Majority Vote Standard and Director Resignation Procedures

In October 2012, our Board amended our Bylaws to provide for, among other things, a majority vote standard in uncontested elections of directors, as further described in this Proxy Statement under “Proposal No. 1 — Election of Directors.” The amended Bylaws also set forth resignation procedures for any director nominee currently serving as a director who does not receive a majority of votes cast “FOR” his or her election. Full details of the Company’s resignation procedures are set forth in Section 1.9(c) of our Bylaws.

Director Stock Ownership Guidelines

The Board believes that significant stock ownership by Board members further aligns their interests with the long-term interests of the Company’s stockholders. Accordingly, the Board requires each non-management Board member to own shares of the Company’s common stock valued at four times his or her annual Board retainer fee. Other than Ms. Sage-Gavin, who joined the Board in April 2013, our current Directors meet this requirement. New directors, including Ms. Sage-Gavin, will have five years from first appointment to reach the minimum holding level. Our Director Stock Ownership Guidelines are described more fully in Article D of our Corporate Governance Guidelines, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Code of Ethics and Conduct

We maintain a Code of Ethics and Conduct, which has been approved by our Board, to ensure that our people understand the basic principles that govern our corporate conduct. The Code of Ethics and Conduct applies to all of our directors, employees, independent contractors, and officers, including our Chief Executive Officer and our Chief Financial Officer. A current copy of our Code of Ethics and Conduct may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.” Our Code of Ethics and Conduct is also available in print free of charge to any stockholder upon request. Any person who wishes to obtain a copy of the Code of Ethics and Conduct may do so by writing to Sapient Corporation, c/o Investor Relations Department, 131 Dartmouth Street, Boston, Massachusetts 02116; or by emailing ir@sapient.com. Any future amendments to the Code of Ethics and Conduct, and any waivers thereto involving our executive officers, also will be posted on our website.

Related Party Transactions

Review, Approval and Ratification of Related Party Transactions

Our written Related Party Transactions Policy requires the approval or ratification by the Audit Committee for any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) that will or may be expected to exceed $120,000 in any calendar year in which the Company is a participant and any related person has a material interest. Related persons include our officers, directors, director nominees, any of their immediate family members or affiliates, and any stockholders owning 5% or more of the Company’s common stock.

Our General Counsel is responsible for identifying potential related party transactions from information solicited annually in questionnaires submitted by directors and officers, and also from any person newly nominated or appointed as a director or as an executive officer. In addition, directors and executive officers are responsible for notifying the General Counsel of any transaction, arrangement or relationship that they propose to enter into, or of which they become aware, that might reasonably be expected to be a related party transaction. If the General Counsel determines that an existing or proposed transaction constitutes a related party transaction under the policy, he will provide relevant details and analysis of the related party transaction to the Audit Committee for consideration. If the General Counsel has an interest in a potential related party transaction, he will provide all relevant information to the Chief Executive Officer, who will review the potential transaction or relationship with either outside counsel or a member of the Company’s legal team and provide the information to the Audit Committee as appropriate.

The Audit Committee will review the material facts of all related party transactions that require its approval and either approve or disapprove the related party transaction. If advance approval is not feasible, the Audit Committee will consider and, if appropriate, will ratify the related party transaction at its next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Transactions with Related Persons

None.

Succession Planning

Our Board recognizes the importance of effective executive leadership to the Company’s success and meets at least annually to discuss executive succession planning.

MEETINGS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its stockholders. In 2012, the Board of Directors held 16 meetings. Each director attended at least 85% of the aggregate of the meetings of the Board and the committees on which he served.

Executive Sessions

At least twice annually, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Lead Independent Director presides at these executive sessions. In addition, our directors meet without members of management at most of our regularly scheduled Board meetings and at such other times as they deem appropriate.

Director Attendance at Annual Meetings

We encourage, but do not require, our directors to attend Annual Meetings of Stockholders. All directors attended the Company’s 2012 Annual Meeting of Stockholders.

Board Committees and Committee Composition

The Board has three standing committees: the Audit Committee, Compensation Committee, and Governance & Nominating Committee. The Board has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the Board. Each member of the Audit Committee, Compensation Committee, and Governance & Nominating Committee was appointed by the Board. Each committee has a written charter approved by the Board, which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

The following table reflects our current committee composition:

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee

James M. Benson, Lead Independent Director

Hermann Buerger

Robert L. Rosen

Eva M. Sage-Gavin

Ashok Shah

Vijay Singal

Committee Chair

Committee Member

Audit Committee

The Audit Committee, among other responsibilities, reviews our auditing, accounting, financial reporting and internal control functions, and selects our independent registered public accounting firm. The “Report of the Audit Committee of the Board of Directors” appears on page 12 of this Proxy Statement. The Audit Committee meets at least four times annually and with greater frequency if necessary. The Audit Committee met 11 times in 2012.

The current members of the Audit Committee are Hermann Buerger, Robert L. Rosen, and Vijay Singal, each of whom is an independent director within the meaning of applicable NASDAQ listing rules and applicable securities laws and regulations, is able to read and understand the Company’s financial statements and, per the applicable NASDAQ listing standards, has not participated in the preparation of the Company’s or its subsidiaries’ financial statements in the last three years. Currently, Mr. Buerger serves as the Chairman of the Audit Committee. Our Board of Directors has determined that each of Messrs. Buerger, Rosen and Dr. Singal is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

Under its charter, the Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Audit Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Audit Committee may request reports of the actions of any subcommittee at subsequent meetings. The Audit Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee is responsible for reviewing our overall compensation policies and, with the input of the Chief Executive Officer, approves and oversees the framework of our executive compensation program, including the elements and amounts of compensation for our executive officers. However, our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives.

The Compensation Committee meets at least three times annually and with greater frequency if necessary. The Compensation Committee met nine times and took action by unanimous written consent once in 2012. In the first quarter of each year, the Compensation Committee meets to approve our senior leadership team’s annual bonus payments for the prior year and their equity awards. Historically, the Compensation Committee met to determine and approve base salary changes and annual bonus targets in the first quarter of each year but, beginning in 2013, these determinations will occur in the third quarter of each year and will be effective on August 1st. The Compensation Committee also meets at other times, as warranted, to approve compensation adjustments for our senior leadership team, among other matters.

The current members of the Compensation Committee are James M. Benson, Robert L. Rosen, Eva M. Sage-Gavin, and Ashok Shah, each of whom is an independent, outside, non-employee director within the meaning of applicable NASDAQ listing rules, tax rules, and applicable securities laws and regulations. Currently, Mr. Shah serves as the Chairman of the Compensation Committee. Although it regularly meets in executive session, from time to time the Compensation Committee invites various members of management, other employees and outside advisors or consultants to join its meetings to make presentations, provide financial or other background information or advice, or otherwise participate. The Compensation Committee also retains outside consultants periodically to provide advice regarding trends in compensation practices and comparative benchmarking data.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Compensation Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Compensation Committee may request reports of the actions of any subcommittee at subsequent meetings. The Compensation Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

The Compensation Committee, in its role as administrator under the Company’s 2011 Incentive Plan (the “2011 Plan”), has delegated authority to the Company’s President and Chief Executive Officer and its Vice President — People Success (who oversees the Company’s human resources function) to grant equity awards within certain specified parameters.

More detailed information related to our compensation philosophies and goals, as well as the Compensation Committee’s specific determinations concerning executive compensation, may be found under the heading “Compensation Discussion and Analysis,” beginning on page 29 of this Proxy Statement.

Outside Compensation Consultants and Affiliated Companies

Since 2008, the Compensation Committee has annually retained Mercer (US), Inc. (“Mercer”), an outside consulting firm, to advise the committee on the Company’s executive compensation program. Mercer was selected by the Compensation Committee based on its overall capabilities in the area of executive compensation and its reputation as a leading human resources consulting firm. In 2012, the Compensation Committee again directly engaged Mercer to assess the competitiveness of the base salaries, target and actual total cash compensation, long-term incentives and actual total direct compensation of our named executive officers as well as assist the Compensation Committee with the evaluation and development of compensation packages for our senior leadership team members. The Company paid Mercer $75,785 for these services.

Sapient management also engaged Mercer in 2012 to provide support to the Company with non-executive compensation benchmarking, sales incentive compensation, surveys, international brokerage, and actuarial work related to our self-insured U.S. health plan. For these services, the Company paid Mercer $112,841 in fees. Although the Compensation Committee was aware of the extent and cost of Mercer’s additional services provided to management, management defined and authorized the work.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). The total amount of fees paid to Mercer for their services was approximately $188,626, which represents .01% of MMC’s annual revenue of $11.924 billion for its fiscal year ended December 31, 2012. In 2012, we paid fees of $254,778 to another MMC company, Marsh Inc. (“Marsh”), for the provision of insurance brokering services unrelated to those services provided by Mercer. These fees do not include the cost of insurance policy premiums. Although the Compensation Committee was aware of the extent and cost of Marsh’s services provided to management, management defined and authorized the work.

Because the Compensation Committee and management both use Mercer for compensation consultancy services, the Compensation Committee and Mercer have implemented policies and procedures to ensure that the advice the Compensation Committee receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	the consultant advising the Compensation Committee receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•

the consultant advising the Compensation Committee is not responsible for selling other Mercer or affiliate services to the Company, nor is the consultant involved in the delivery of those other services;

•

Mercer’s professional standards prohibit the individual consultant advising the Compensation Committee from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the Compensation Committee evaluates the quality and objectivity of the services provided by the consultant each year; and

•	the protocols for the engagement (described below) limit how the consultant advising the Compensation Committee may interact with management.

It is necessary for the consultant advising the Compensation Committee to interact with management to gather information, but the Compensation Committee follows protocols governing whether and when the consultant’s advice and recommendations to the Compensation Committee can be shared with management. These protocols are included in the consultant’s engagement letter. The Compensation Committee also determines the appropriate forum for receiving consultant recommendations. When appropriate, management invitees are present to provide context for the recommendations. In other cases, the Compensation Committee receives the consultant’s recommendations in executive session when management is not present. The Compensation Committee believes that this approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive compensation.

In February 2013, in connection with Mercer’s 2013 engagement, the Compensation Committee assessed the independence of Mercer pursuant to SEC and NASDAQ rules, taking into account the six independence factors enumerated by NASDAQ and in Rule 10C-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In light of the above policies and procedures, the Compensation Committee determined that the work provided has not raised a conflict of interest.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during part, or all, of 2012 were Messrs. Benson, Gaskins, Rosen and Shah. None of these members is a current or former officer or employee of the Company or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Governance & Nominating Committee

The Governance & Nominating Committee’s duties, among others, are to identify and evaluate potential candidates for our Board of Directors and make recommendations regarding such candidates to our Board of Directors. The Governance & Nominating Committee also advises our Board of Directors regarding principles and practices applicable to governance of the Company, and monitors the Company’s compliance with its Corporate Governance Guidelines. The Governance & Nominating Committee meets at least once annually and with greater frequency if necessary. The Governance & Nominating Committee met five times in 2012 and its current members are James M. Benson, Hermann Buerger, and Ashok Shah, each of whom is an independent director within the meaning of applicable NASDAQ listing rules and applicable securities laws and regulations. Currently, Mr. Benson serves as the Chairman of the Governance & Nominating Committee.

Under its charter, the Governance & Nominating Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Governance & Nominating Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Governance & Nominating Committee may request reports of the actions of any subcommittee at subsequent meetings. The Governance & Nominating Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Governance & Nominating Committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The Governance & Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms. The goal of the Governance & Nominating Committee is to assemble a Board that offers a diverse portfolio of perspectives, backgrounds, experiences, knowledge and skills derived from high-quality business and professional experience. The Governance & Nominating Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee

The Governance & Nominating Committee recommends candidates it believes have the requisite professional experience, knowledge, and perspective to contribute value to the Board’s oversight of the Company. The Governance & Nominating Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Governance & Nominating Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and NASDAQ.

The Governance & Nominating Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, industry background, business acumen and experience (including financial expertise, management experience guiding organizations through growth cycle stages, and global expertise), diversity, availability, independence of thought, and overall ability to represent the interests of the Company’s stockholders. The Governance & Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Governance & Nominating Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. We do not have a formal written policy with regard to the consideration of diversity in identifying candidates; although, as discussed above, diversity, including with respect to gender, race and ethnicity, among other factors, is one of the numerous criteria the Governance & Nominating Committee reviews before recommending a candidate.

From time to time, we have engaged, for a fee, a third-party search firm to assist the Governance & Nominating Committee with identifying, evaluating and screening Board candidates for the Company, including in connection with Ms. Sage-Gavin’s appointment to the Board, and may do so again in the future. Based upon the recommendation of Egon Zehnder International, an international search firm, and after considering Ms. Sage-Gavin as a Director candidate, on April 11, 2013, the Governance & Nominating Committee recommended to the Board that it appoint Ms. Sage-Gavin to be a member of the Board. The Board so appointed Ms. Sage-Gavin, effective as of April 12, 2013. Factors considered by the Governance & Nominating Committee in reviewing Ms. Sage-Gavin’s qualifications included her extensive executive leadership, human resources and executive compensation experience at large multinational companies, her ability to drive forward-thinking cultures, and her numerous recognitions for contributions to human resource management. In connection with the consideration of Ms. Sage-Gavin as a Director candidate, members of management, the Board, and the Governance & Nominating Committee interviewed Ms. Sage-Gavin.

Procedures for Recommendation of Director Nominees by Stockholders

The Governance & Nominating Committee will consider potential nominees properly submitted by our stockholders. In evaluating candidates recommended by our stockholders, the Governance & Nominating Committee will apply the same criteria for such candidates as it does for candidates proposed by management or other directors. Any stockholder recommendations of director nominees proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed in writing to the Governance & Nominating Committee, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116, Attention: Secretary. In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting in accordance with certain procedures described in this Proxy Statement under the heading “Other Information — Stockholder Proposals for the 2014 Annual Meeting.” In light of the existing procedures for stockholder recommendations of director nominees described above and out of concern that the Company’s previous Policy Regarding Stockholder Candidates for Nomination as a Director was redundant, our Board terminated such policy in October 2012.

Policy Regarding Stockholder Communications with our Board of Directors

Our Board of Directors welcomes communications from our stockholders. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116, Attention: General

Counsel. Our General Counsel will forward each submission, without editing or alteration, to the Co-Chairmen of the Board (or to the Lead Independent Director if the Board does not have a Chairman at the time of submission), no later than the next scheduled meeting of the Board. Correspondence to the Board must contain the information listed in the Company’s Policy Regarding Stockholder Communications with Directors, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

DIRECTOR COMPENSATION — 2012

The following table sets forth information concerning the compensation that we paid during the year ended December 31, 2012 to each of our non-employee directors. Ms. Sage-Gavin is not included in the table below as she joined the Board in April 2013, and the Company did not pay compensation to her in 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
James M. Benson	$91,223	$99,999	$9		$191,231
Hermann Buerger	$82,000	$99,999	$9		$182,008
Darius W. Gaskins, Jr.(4)	$52,526	$—	$—		$52,526
Jerry A. Greenberg	$59,978	$99,999	$11		$159,988
J. Stuart Moore	$44,000	$99,999	$14,620	(5)	$158,619
Robert L. Rosen(6)	$45,417	$134,971	$—		$180,388
Ashok Shah	$59,819	$99,999	$12		$159,830
Vijay Singal	$58,136	$99,999	$12		$158,147

(1)	Amount includes all payments made in 2012 for meeting attendance, and, where applicable, service as Board Co-Chairman, Lead Independent Director, and/or a committee chair.

(2)	Amount reflects the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of a stock award of 9,017 restricted stock units (“RSUs”) granted to each director on June 7, 2012. For Mr. Rosen, the amount also includes the aggregate grant date fair value of a stock award of 2,684 RSUs granted to him upon his appointment to the Board on February 1, 2012. The RSUs vest in full on the first anniversary of the date of grant.

As of December 31, 2012, our non-employee directors had the following RSUs outstanding:

Director	RSUs Outstanding(a)
James M. Benson	9,017
Hermann Buerger	9,017
Darius W. Gaskins, Jr.(b)	—
Jerry A. Greenberg	11,995
J. Stuart Moore	9,017
Robert L. Rosen(c)	11,701
Ashok Shah	9,017
Vijay Singal	9,017

(a)	Includes a stock award of 9,017 RSUs granted to each director on June 7, 2012 and, for Messrs. Greenberg and Rosen, the unvested portion of stock awards granted to them under the Corporation’s Board compensation plan in effect at the time of their Board appointment. For Mr. Greenberg, this number also includes dividend equivalent shares that will be released upon the vesting of the underlying RSUs.

(b)	Mr. Gaskins’ term expired on June 7, 2012.

(c)	Mr. Rosen joined the Board of Directors on February 1, 2012.

(3)	Amounts reflect “cash-in-lieu” payments resulting from fractional dividend equivalent shares released to the Directors in 2012.

(4)	Mr. Gaskins’ term expired on June 7, 2012.

(5)	Includes $14,611 in COBRA medical insurance premium payments paid in 2012 for the benefit of Mr. Moore, our former Co-Chairman and Co-Chief Executive Officer, as part of post-employment benefits he receives pursuant to the terms of that certain Separation Agreement between Mr. Moore and the Company, dated August 8, 2006, as amended (the “Separation Agreement”).

(6)	Mr. Rosen joined the Board of Directors on February 1, 2012.

As consideration for their service on the Board, we pay each of our non-employee directors an annual retainer of $25,000 and the following additional retainers, as applicable:

• Chairman of the Board	$60,000
• Lead Independent Director	$50,000
• Chairman of the Audit Committee	$30,000
• Chairman of the Compensation Committee	$20,000
• Chairman of the Governance & Nominating Committee	$7,500

In the case of Co-Chairmen of the Board, the annual retainer of $60,000 is divided equally between the Co-Chairmen; however, Mr. Herrick does not receive an annual retainer for his service on the Board because he is an employee of the Company. All annual retainers are paid in four equal quarterly installments, provided that the director continues to serve in such capacity. Additionally, we pay non-employee directors the following attendance fees:

• Attendance in person at a Board meeting	$2,000
• Attendance in person at an Audit Committee meeting	$1,000
• Attendance in person at a Committee (other than an Audit Committee) meeting	$750

If a director participates in either a Board or committee meeting by telephone, rather than in person, or if the committee meeting is held on the same day and at the same location as a Board meeting, the director receives one-half of the applicable meeting fees. Additionally, we reimburse each non-employee director for expenses incurred in connection with his or her meeting attendance.

Pursuant to the terms of the Separation Agreement, the Company will continue to pay Mr. Moore’s COBRA medical insurance premium payments until the 15th anniversary of the date of his resignation as Co-Chief Executive Officer (i.e., until July 31, 2021). Under the Separation Agreement, the Company also provides Mr. Moore with administrative support, temporary office space, and IT support services on an as-needed basis.

Pursuant to our 2011 Plan, and under our Board compensation plan as approved by our directors on June 8, 2011, each of our non-employee directors is granted an RSU award on the date of the annual meeting of stockholders (each, an “Annual RSU Award”). The number of RSUs comprising each Annual RSU Award is determined by dividing $100,000 by the last reported sale price per share of our common stock on the date of grant, as listed on NASDAQ (rounded down to the nearest whole share). All Annual RSU Awards to non-employee directors vest in full on the first anniversary of the grant date, subject to continued service on the Board. Any non-employee director appointed to the Board on a date other than at an annual meeting receives an Annual RSU Award that is prorated to reflect the portion of the year during which the newly appointed director will serve.

EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of the date of this Proxy Statement, and their positions are shown below.

Name	Age	Title
Alan J. Herrick	47	Co-Chairman of the Board of Directors, President and Chief Executive Officer

Preston B. Bradford	56	Senior Vice President, Corporate Development

Joseph A. LaSala, Jr.	58	Senior Vice President, General Counsel and Secretary

Christian Oversohl	46	Senior Vice President and Managing Director — SapientNitro Asia Pacific

Harry “Chip” Register	46	Senior Vice President and Managing Director — Sapient Global Markets

Joseph S. Tibbetts, Jr.	60	Senior Vice President, Chief Financial Officer and Treasurer

Alan M. Wexler	49	Executive Vice President and Managing Director — SapientNitro North America and Europe

For information regarding Mr. Herrick, please refer to Proposal No. 1, “Election of Directors – Director Nominees” in this Proxy Statement.

Mr. Bradford joined Sapient in September 1994. Mr. Bradford currently serves as Senior Vice President, Corporate Development, a position he has held since September 2012, prior to which he served as Senior Vice President and Chief Operations and Administrative Officer from February 2007 to September 2012. Previously, Mr. Bradford served as Executive Vice President from February 2004 to February 2007.

Mr. LaSala joined Sapient in February 2011 as Senior Vice President, General Counsel and Secretary. Prior to joining Sapient, Mr. LaSala served as Senior Executive Vice President, General Counsel and Secretary for Discovery Communications, Inc. from January 2008 to December 2010.

Dr. Oversohl joined Sapient in April 2000, following Sapient’s merger with the company he founded, The Launch Group. Prior to his current role, Dr. Oversohl served as the European Lead for SapientNitro and, before that, he served as Senior Vice President and Managing Director of Sapient Germany and Sapient Netherlands.

Mr. Register joined Sapient in June 2007 and currently serves as Senior Vice President and Managing Director — Sapient Global Markets. Prior to joining Sapient, Mr. Register served as a Senior Vice President at Louis Dreyfus Energy Services from 2005 to 2007. Over the last two decades, Mr. Register has built and managed a number of trading groups including at Essent Energy Trading in the Netherlands, CIBC World Markets and Weyerhauser in Toronto, and Union Bank of Switzerland in New York.

Mr. Tibbetts joined Sapient in October 2006 as Senior Vice President and Chief Financial Officer, and began serving as Sapient’s Treasurer in December 2012. He also served as Sapient’s Chief Accounting Officer from 2009 to 2012 and as Managing Director — SapientNitro Asia Pacific from 2010 to 2012. Prior to joining Sapient, Mr. Tibbetts was the Chief Financial Officer of Novell, Inc. and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP.

Mr. Wexler joined Sapient in April 1998 and currently serves as Executive Vice President and Managing Director — SapientNitro North America and Europe. Previously, Mr. Wexler served as Managing Director of Sapient’s North American Operations. Since joining Sapient in 1998, Mr. Wexler has held a number of key management positions, including Vice President and Managing Director of Sapient’s Technology and Communications Group. He launched Sapient’s Global Wireless Group, and led Sapient’s Media, Entertainment, and Communication Group in New York. Prior to joining Sapient, Mr. Wexler founded and operated a management and technology-consulting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 12, 2013 regarding the beneficial ownership of shares of our common stock by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock, (ii) each director and director nominee, (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement on page 48, and (iv) all of our current executive officers and directors as a group. The table is based on information supplied to us by our officers, directors and 5% stockholders, and a review of Schedules 13G, as filed with the SEC.

The number of shares beneficially owned includes any shares that may be acquired (i) upon the exercise of stock options that either are or will become exercisable on or before June 11, 2013 (60 days from April 12, 2013) and (ii) upon the vesting of RSUs and dividend equivalents that will vest as of that date. These shares are deemed to be outstanding and beneficially owned by the person holding those options and RSUs for the purpose of computing the person’s percentage ownership, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 139,402,818 shares of common stock outstanding as of April 12, 2013.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Stock Options /RSUs /Dividend Shares Vesting On or Before 06/11/13	Total	Percentage of Outstanding Common Stock Beneficially Owned
5% Stockholders

Jerry A. Greenberg(2)	9,465,770	9,017	9,474,787	6.80%
c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116

Samuel C. Sichko (as trustee)(3)	14,523,229	—	14,523,229	10.42%
Bowditch & Dewey, LLP One International Place 44th Floor Boston, MA 02110

T. Rowe Price Associates, Inc.(4)	14,808,901	—	14,808,901	10.62%
100 E. Pratt Street Baltimore, MD 21202

FMR LLC(5)	7,586,804	—	7,586,804	5.44%
82 Devonshire Street Boston, MA 02109

Directors and Director Nominees
James M. Benson	37,248	9,017	46,265	*
Hermann Buerger	68,817	9,017	77,834	*
Jerry A. Greenberg	See “5% Stockholders” above
Alan J. Herrick	See “Named Executive Officers” below
J. Stuart Moore(6)	6,938,051	9,017	6,947,068	4.98%
Robert L. Rosen(7)	198,324	9,017	207,341	*
Eva M. Sage-Gavin	—	1,300	1,300	*
Ashok Shah	22,897	9,017	31,914	*
Vijay Singal(8)	49,897	9,017	58,914	*

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Stock Options /RSUs /Dividend Shares Vesting On or Before 06/11/13	Total	Percentage of Outstanding Common Stock Beneficially Owned
Named Executive Officers
Alan J. Herrick	523,182	65,000	588,182	*
Joseph S. Tibbetts, Jr.	256,650	—	256,650	*
Alan M. Wexler	178,667	—	178,667	*
Christian Oversohl	261,808	42,500	304,308	*
Harry Register	299,670	—	299,670	*
All Executive Officers and Directors, as a Group (15 persons)(9)	18,563,457	206,919	18,770,376	13.46%

*	Less than 1%

(1)	To the best of our knowledge, each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted, and subject to community property laws where applicable.

(2)	Includes (i) 5,691,324 shares owned by Mr. Greenberg and (ii) 3,774,446 shares held by a trust and a charitable foundation of which Mr. Greenberg and Samuel C. Sichko are co-trustees and share voting or investment power. Does not include 3,060,013 shares held by trusts of which Mr. Sichko is trustee and to which Mr. Greenberg, as beneficiary, has a pecuniary interest but does not have voting or investment power, and 787,052 shares held by two trusts of which Mr. Sichko is trustee and over which Mr. Greenberg does not have voting or investment power, but in which his wife and children are beneficiaries. Mr. Greenberg disclaims beneficial ownership of the shares held by any of the trusts. In addition, Mr. Greenberg’s wife has sole voting and investment power over 290 shares not reported in this table that are held in a revocable trust of which she is the sole trustee and sole beneficiary, and of which Mr. Greenberg disclaims beneficial ownership.

(3)	Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of common stock over which Mr. Sichko maintains sole voting or investment control (4,481,233 shares) and shares voting or investment control (10,041,996 shares) as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed beneficial ownership of, and any pecuniary interest in, all shares of common stock held by these trusts. See footnote (2) above.

(4)	Based on Schedule 13G filed with the SEC on February 7, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”), these securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 9,937,256 shares, representing 7.13% of the shares outstanding), for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2013, FMR LLC (“FMR”), in its capacity as an investment adviser, reported that as of December 31, 2012, it may be deemed to beneficially own 7,586,804 shares of common stock that are held of record by clients of FMR. Of the 7,586,804 shares, FMR has the sole power to vote 862,310 shares and has shared power to dispose or to direct the disposition of all 7,586,804 shares.

(6)	Includes (i) 6,871,100 shares owned by Mr. Moore, and (ii) 66,951 shares held by a charitable foundation of which Mr. Moore and Samuel C. Sichko are co-trustees and share voting or investment power. Does not include 6,834,767 shares held by four trusts of which Samuel C. Sichko and/or Paul George are trustees and over which Mr. Moore does not have voting or investment power, but in which his children are beneficiaries. Mr. Moore disclaims beneficial ownership of the shares held by any of the trusts.

(7)	Mr. Rosen and his spouse share voting and investment power with respect to the shares of common stock listed.

(8)	Dr. Singal and his spouse share voting and investment power with respect to the shares of common stock listed.

(9)	Includes shares beneficially owned as of April 12, 2013 by two executive officers not required to be named in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and persons holding more than 10% of our common stock, are required under Section 16(a) of the Exchange Act, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities with the SEC, and to provide us with a copy of any such filings. Based on a review of the copies of such reports provided to us, and written representations that no other reports were required, we believe that our directors, officers, and other persons holding more than 10% of our common stock complied with all Section 16(a) filing requirements during 2012, except that an administrative oversight led to the late filing of a Statement of Changes of Beneficial Ownership of Securities (Form 4) for Karl A. Stubelis, our Vice President, Corporate Controller and Chief Accounting Officer, reporting the number of shares withheld for taxes upon the vesting of an RSU award, on November 5, 2012 instead of November 4, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program (“Executive Program”) and explains the analysis and approach that the Compensation Committee of our Board of Directors (defined as the “Committee” in this Executive Compensation section) applied in making compensation decisions for 2012 for the following Named Executive Officers (“NEOs”):

•	Alan J. Herrick, Co-Chairman of the Board of Directors, President and Chief Executive Officer (the “CEO”);

•	Joseph S. Tibbetts, Jr., Senior Vice President, Chief Financial Officer and Treasurer (the “CFO”);

•	Alan M. Wexler, Executive Vice President and Managing Director – SapientNitro North America and Europe;

•	Dr. Christian Oversohl, Senior Vice President and Managing Director – SapientNitro Asia Pacific; and

•	Harry “Chip” Register, Senior Vice President and Managing Director – Sapient Global Markets.

The compensation for our NEOs is listed in the tables following this CD&A.

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, principally comprises the following pay elements:

Pay Element	Objective	Key Features
Fixed Compensation
Base Salaries	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities	Amounts are dependent on market demand for particular talent and the executive’s competencies, responsibilities and contributions to Sapient

Pay Element	Objective	Key Features
Benefits	Provide reasonable, market comparable benefits intended to attract and retain high performing executives

Executives participate in health and welfare, retirement and time-off benefit plans that are generally available to all eligible employees (including medical, dental, disability and life insurance, and retirement savings plans and time-off programs)

Continuation of health benefits may occur as part of severance upon certain employment termination events

No additional perquisites are routinely offered to executives

At-Risk and Variable Compensation
Annual Incentives/Bonuses	Provide annual performance-based cash compensation intended to reward and motivate executives to achieve critical annual financial, operational and individual performance objectives; focus on promotion of/contribution to achievement of Sapient’s business strategy and Strategic Context (defined below)	Formula-based cash payments based on Company and individual performance and attainment of annual business and financial goals
Long-Term Incentives

Provide compensation to reward long-term Company performance and align the interests of executives and stockholders

Provide balance to short-term focus of annual bonus

Promote executive retention and reward executives for strong performance and long-term commitment to Sapient

RSU awards with time-based and/or performance-based vesting

Compensation Objectives and Strategy

The primary purpose of our Executive Program is to establish a meaningful reward system within an appropriate cost structure that aligns executive compensation with our stockholders’ interests. The objectives and strategy of our Executive Program are to:

•	administer clear, understandable rewards that enable Sapient to attract and retain top management talent critical to improving our performance and building long-term stockholder value;

•	encourage individual performance and achievement by weighing individual accomplishments and contributions significantly in determining the executive’s base salary, bonus pay and equity-based awards;

•	reward executives for both overall company performance and individual performance by placing a significant portion of executive compensation at risk in the form of variable pay;

•

administer short-term (e.g., annual cash bonus) incentives to promote Sapient’s short-term operational objectives, such as business unit/operating segment[1] performance, and long-term (e.g., equity-based) incentives to reward strong performance and promote Sapient’s long-term strategic goals as well as executive recruitment and retention; and

•

promote equality and fairness in our compensation approach on a company-wide basis by (a) offering the same or similar compensation components to both our executives and non-executive employees, and (b) comparing pay among our NEOs and in relation to our other executives and our next tier of management. For example, all of our executives except our CEO participate in the same global annual cash bonus program in which the vast majority of our worldwide employees participate. Additionally, other than receiving certain severance and change in control benefits described below, our executives receive the same benefits, including health and welfare benefits, as our non-executive employees. Similarly, we do not offer retirement packages or other pension benefits, or provide material perquisites, to our executives.

Role of Management and Outside Advisor in Compensation Determinations

The Committee’s executive compensation decisions are informed by consultation with the CEO, who provides detailed input regarding our executives’ job performance (other than his own performance), including their accomplishments, leadership, strengths and areas for personal development, and their promotion of and contributions to the achievement of our business strategy and Strategic Context (defined as our Company purpose, core Company values, vision, goals and client value proposition). Additionally, Mr. Herrick provides specific compensation recommendations for the executives based on the factors described in Compensation Decision-Making, below.

The CEO and our Vice President — People Success (who has overseen our human resources functions) typically attend Committee meetings at which the Committee reviews the financial and operational performance of the Company and the performance of individual executives (other than themselves), and approves the compensation for those executives. Additionally, other members of management and our Board of Directors may, by Committee invitation, participate in the executive compensation review and approval process. Nonetheless, the Committee retains ultimate authority over the compensation decisions for our executives, and only Committee members (and no members of management) approve executive compensation.

The Committee has retained Mercer to be the Committee’s advisor for the Executive Program. In 2012, Mercer assisted the Committee by assessing the competitiveness of our Executive Program across base salary, actual total cash compensation, target total cash compensation, long-term incentives and actual total direct compensation, and evaluating and developing proposed 2012 compensation packages for our NEOs and other senior leadership team members.

Compensation Decision-Making

To determine our executive officers’ compensation packages and ensure that compensation decisions are consistent with and promote our compensation objectives and strategy, the Committee considers multiple sources of information, including the compensation practices of other companies within our Executive Peer Group (described below), individual performance and objectives, individual compensation history and comparative pay levels for peers within Sapient and in similar job functions in the marketplace.

1 For purposes of this CD&A, the terms “business unit” and “operating segment” are used interchangeably.

1.    Target Market Development

The Committee uses competitive assessments to understand executive pay programs, pay levels and pay mix among similarly situated companies and to assess the overall market competitiveness of our Executive Program.

In assessing competitive market practices, and consistent with our emphasis on the “at risk” portion of executive pay and on rewarding our executives for Company and individual performance, the Committee aims to establish executive base salaries equal to or as much as 15% below the market median of the executive peer group (“Executive Peer Group”) described below (the “Median”), with Total Cash (defined as base salary plus cash bonus eligibility) compensation targeted at the Median, and total executive compensation (inclusive of equity-based incentive compensation) targeted at or above the Median by as much as 15%. However, pay levels for specific individuals and/or job functions may vary from these targets based on market demand for particular talent, among other factors. Actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based primarily on the Company’s attainment of its financial and operating goals and the executive’s achievement of individual performance goals.

To assess the market competitiveness of our Executive Program, the Committee reviews its Executive Peer Group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The Committee’s goal is to assemble a group of companies with which Sapient competes for executive talent. In light of Sapient’s unique market position and differentiated service offerings, the Committee could not assemble an Executive Peer Group consisting of companies that provide the breadth and complement of marketing and technology services that Sapient provides its clients. Nonetheless, the Committee has compiled an Executive Peer Group consisting of companies that are similar to Sapient in terms of structure, organization, selling capacity, revenue and/or market capitalization.

2012 Executive Peer Group1:

Company Name	Net Revenue ($ million)[2]	Market Capitalization ($ million)[3]
IHS Inc.	$1,530	$6,754
Gartner Inc.	$1,469	$4,711
Red Hat Inc.	$1,134	$10,643
Acxiom Corp.	$1,131	$1,304
Ciber Inc.	$990	$243
MDC Partners, Inc.	$943	$398
Navigant Consulting Inc.	$785	$562
Huron Consulting Group Inc.	$658	$774
Corporate Executive Board Co.	$640	$1,832
VSE Corp.	$619	$117
Valueclick Inc.	$560	$1,554
75th Percentile	$1,132	$3,271
Median	$943	$1,304
25th Percentile	$649	$480
Sapient	$1,062	$1,701

(1)	GSI Commerce Inc. and Ness Technologies Inc. were included in the Company’s 2011 Executive Peer Group. Because both companies were acquired in 2011, the Committee removed them from the 2012 Executive Peer Group and added IHS Inc. to the revised group.

(2)	Represents the annual net revenue as of the most recent fiscal year end available at the time of assessment.

(3)	Represents the number of common shares outstanding times the closing stock price at the time of assessment.

Source: Standard & Poor’s Research Insight Database

To give the Committee a broader industry perspective on executive compensation, Mercer, in addition to compiling Executive Peer Group information, provided the Committee published survey data consisting of professional service companies and/or high-technology and marketing firms similar in size to Sapient. The Committee principally used the 2012 Mercer Executive Remuneration Database for executive compensation survey data.

2.    Individual Performance Objectives

In addition to using competitive assessments and peer benchmarking, the Committee weighs individual performance against established and agreed upon objectives in determining base salaries, bonus targets and payouts, and long-term incentives for our executives. The Committee’s key considerations regarding executive performance include the following:

•	Individual contribution toward achievement of annual revenue and profitability and/or cost savings targets that are established early in, or before, the applicable measurement year.

•

Assessment of leadership qualities including mentorship, coaching skills, ability to build high-performing teams, ability to be a change advocate, integrity and promotion of and contribution to the achievement of our Strategic Context and competencies.

•

Achievement of agreed upon individual objectives. Each executive other than our CEO, in consultation with and subject to the approval of our CEO — and our CEO in consultation with the Committee — establishes individual objectives in the first quarter of each year. In the first quarter of the following year, the Committee measures the executive’s performance against those objectives to inform its decision-making concerning the executive’s prior year’s annual bonus payment (paid annually in March) and equity awards for the current year (determined annually). Performance against objectives also informs decision making relating to base salary changes and annual bonus targets, which the Committee had historically approved in the first quarter of each year but, beginning in 2013, these determinations will occur in the third quarter of each year and will be effective on August 1st. Executive objectives include a mix of quantifiable and objective goals (e.g., business unit profitability and revenue improvement, in the case of business unit leads; and cost savings and efficiencies achieved, in the case of our CFO) and qualitative and subjective goals. Additionally, all executives are accountable for developing talent and making appropriate organizational changes to improve performance, driving improvement in processes and efficiencies, reducing operating costs, and achieving other objectives specific to their domains.

In determining our executives’ annual compensation packages, and awarding annual and long-term incentives, the Committee does not weight a specific performance criteria more heavily than another, but rather assesses the totality of the individual’s performance against all criteria in setting that individual’s compensation.

3.    Individual Compensation History

The Committee reviews each executive’s compensation history, including equity awards and salary progression, in making its current year compensation decisions. In considering compensation changes for our executives, the Committee reviews the Company’s financial performance in the prior year, each executive’s base salary for the prior two years, the number and “in the money” value of equity awards in the prior ten years (or fewer years for those executives who have worked at the Company less than ten years), and actual and target bonuses in the prior year. Through this information, the Committee observes trends in our compensation approaches for each executive and, based on these observations and the other considerations described in this CD&A, may approve compensation adjustments for the executives.

4.    Internal Pay Equity

While the Committee relies on survey data and comparative analysis through peer group benchmarking to compare compensation levels and assess the market competitiveness of our Executive Program, we believe that internal pay equity among our executives is equally critical to ensuring our executives are compensated fairly, relative to each other, for their contributions to the Company. Accordingly, the Committee’s decisions concerning each executive’s compensation include a careful review of the executive’s pay components and levels relative to other executives in similar roles, seniority and/or levels of responsibility. The Committee performed an internal pay equity assessment for 2012 and determined that the compensation packages for our NEOs were equitable and, therefore, did not — solely for internal pay equity purposes — require adjustment. However, adjustments to our executives’ compensation were made in light of company performance, external market data and executive achievement against individual performance objectives.

5.    The Role of Stockholder Say-on-Pay Votes

In 2012, the Company’s stockholders had an opportunity to cast an advisory vote on our executive compensation program (the “say-on-pay” proposal). Over 98% of the votes cast voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Although the stockholder vote is non-binding, the Committee considered the results of the vote in its review of our Executive Program and determined not to implement substantial changes to our 2012 compensation program as a result of the say-on-pay vote. The Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the NEOs.

In 2011, in connection with the Company’s first say-on-pay proposal, the Company also provided its stockholders with the opportunity to cast a separate advisory vote on whether the say-on-pay vote should occur every one, two or three years (the “say-on-when” proposal). Over 91% of the votes cast voted in favor of an annual vote. The Company accepted the advisory vote of its stockholders and holds an advisory say-on-pay vote annually.

Pay Mix

The Committee believes strongly in the importance of assessing each pay element in relation to the other pay elements in the Executive Program. To determine optimal pay mix, the Committee reviews executive salary progression, historic equity grants, target and actual bonus levels by year, competency levels, job responsibilities and contributions to the organization, and general market information. Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize “variable” compensation (i.e., bonus and equity-based awards) over “fixed” compensation (i.e., base salary). Accordingly, actual total compensation in a given year may vary well above or below our targeted compensation relative to Median levels, based principally on the Company’s attainment of its financial and operating goals and individual performance.

The 2012 compensation for our NEOs resulted in the following pay mixes:

Pay Elements

Base Salaries

Base salaries provide a fixed level of cash compensation for the individual’s performance of day-to-day responsibilities. Our executives’ base pay levels are reviewed and changes are determined annually based upon numerous factors, including individual performance, job responsibilities, impact on the development and achievement of our strategic initiatives, the state of the labor market, benchmarking data and our ability to attract and retain critical executives. In considering these factors, the Committee approved base pay increases in 2012, effective as of April 1, 2012. The 2012 base salaries for our NEOs represented between 12% and 29% of total direct compensation for these individuals, and, on average, approximated the Median (6% below Median). Commentary regarding the base salary increase for each executive follows:

•

Alan Herrick:    The Committee increased Mr. Herrick’s base salary by 7% in recognition of his strong performance and contributions in 2011. With the resulting increase, Mr. Herrick’s base salary approximated the Median.

•

Joseph Tibbetts, Jr.:    The Committee increased Mr. Tibbetts’ base salary by 8% in recognition of his overall strong performance and contributions in 2011. With the resulting increase, Mr. Tibbetts’ base salary positioned him 10% below the Median.

•

Alan Wexler:    The Committee increased Mr. Wexler’s base salary by 9% in recognition of his leadership efforts, strong performance, integration efforts, and overall contributions to SapientNitro North America in 2011. Mr. Wexler’s base salary positioned him 8% below the Median.

•

Christian Oversohl:    The Committee increased Dr. Oversohl’s base salary by 3.5% in recognition of his leadership efforts and strong performance for SapientNitro Europe in 2011. Dr. Oversohl’s base salary positioned him 8% above the Median. In July 2012, Dr. Oversohl relocated from Germany to Singapore, where he will live for two years in connection with his new role as the Managing Director for SapientNitro Asia Pacific. In connection therewith, the Committee recommended a base salary, denominated in Singapore Dollars (“SGD”), which reflected local market pay levels, the scope and complexity of Dr. Oversohl’s new role, and Sapient’s pay philosophy.

•

Harry Register:    The Committee increased Mr. Register’s base salary by 4.5% in recognition of his leadership efforts during a difficult business environment in 2011 for Sapient’s Global Markets business. With the resulting increase, Mr. Register’s base salary positioned him 21% below the Median.

The following chart summarizes the annualized base salary changes from 2011 to 2012 for the NEOs as approved by the Committee in February 2012.

Executive	2011 Base Salary	2012 Base Salary	Annualized Base Pay Increase Amount	Increase Percentage	2012 Base Salary Relative to Median
Alan Herrick	$615,000	$660,000	$45,000	7%	At Median
Joseph Tibbetts, Jr.	$370,000	$400,000	$30,000	8%	10% below Median
Alan Wexler	$375,000	$410,000	$35,000	9%	8% below Median
Christian Oversohl^	$376,712	$390,000	$13,288	3.5%	8% above Median
Harry Register	$335,000	$350,000	$15,000	4.5%	21% below Median

^	Although not reflected in this chart, the Committee approved Dr. Oversohl’s 2012 base salary in local currency in addition to approving his 2012 base salary in USD. In Euros, Dr. Oversohl’s approved 2012 base salary was €284,700, and his approved 2011 base salary was €275,000. Accordingly, Dr. Oversohl’s pay increased by 3.5%, or €9,700 in local currency. The Committee subsequently approved a revised 2012 base salary for Dr. Oversohl in connection with his relocation from Germany to Singapore. The revised 2012 base salary amount, denominated in SGD and effective July 2012, was SGD 467,050. Dr. Oversohl’s revised 2012 base salary amount in USD was $373,920, which was calculated using an average of the 2012 SGD to USD exchange rate of $0.8006.

Annual Incentive/Bonus Program

Our annual incentive program links pay to performance. With respect to Mr. Herrick’s annual incentive, the Committee establishes a non-discretionary, objective, performance-based bonus metric in which his bonus is determined based on Sapient’s performance against a fiscal year non-GAAP operating profit2 target. Mr. Herrick’s 2012 bonus is more fully described below under the heading “CEO Compensation Determination.”

With respect to our NEOs other than Mr. Herrick (the “Other NEOs”), our annual incentive program rewards the executives for their achievement of short-term financial and operational goals as well as their promotion, and contributions toward the achievement, of our Strategic Context. The Other NEOs’ 2012 bonuses are more fully described below under the heading “Other NEO Compensation Determinations.” Additionally, the annual bonus plan focuses our people on the achievement of individual performance goals. Consequently, unlike the non-discretionary, objective, performance-based metrics for Mr. Herrick’s annual incentive, many of the metrics used to assess the Other NEOs’ performance are qualitative as well as quantitative and require the Committee to exercise discretion in determining payments.

The Other NEOs’ bonuses are administered pursuant to our Global Performance Bonus Plan (the “Global Plan”). In the first quarter of each fiscal year, Sapient management sets company-wide business and financial

2 We define “non-GAAP operating profit” as income from our operations, as reported in our publicly filed financial statements on Form 10-K, adjusted to add back all expenses (benefits) for, or relating to, matters arising directly from the ongoing review of stock-based compensation granting practices and any related restatement expenses, stock-based compensation expense due to the application of FASB ASC Topic 718, restructuring and other related charges, amortization of purchased intangible assets and any other items identified as “non-GAAP” in our earnings release financial statements or other public disclosures and to eliminate the effect of any businesses acquired or sold by the Company in the applicable fiscal year.

objectives that our Board reviews and approves. These objectives translate into financial targets, and associated bonus pool funding targets under the Global Plan, for the payment of the Other NEO and other Sapient employee bonuses. For 2012, our bonus pool funding was based upon Sapient’s achievement of non-GAAP operating profit against a non-GAAP operating profit target. Once the bonus pool has been funded, available bonus pool funds are first applied to payment of associate and senior associate bonuses, which are paid at 100% of those employees’ target bonuses, depending on individual performance. The resulting bonus pool funding, from which bonuses are paid to the Other NEOs and non-executive employees, is defined as the “Bonus Pool Fund Percentage.”

Additionally, while the bonus pool funding for our internal operations Global Shared Services (“GSS”) team — of which Mr. Tibbetts is a part – is directly tied to overall company performance, the bonus pool funding for our operating segments (SapientNitro North America, SapientNitro Europe, SapientNitro Asia Pacific, Sapient Global Markets, and Sapient Government Services) is subject to overall company performance as well as adjustments based on each operating segment’s performance against an operating profit target for the segment and the segment’s financial performance relative to other segments’ financial performance against their associated operating profit targets (the “Segment Performance Adjustments”). Further, the bonus calculations for our NEOs who lead the operating segments (Messrs. Wexler, Oversohl and Register) are typically subject to a payout “weighting” of 70% and 30% for segment and company operating performance, respectively (the “Payout Weighting”). Consequently, for a given year, depending on our Bonus Pool Fund Percentage and operating segment financial performance, and the Payout Weighting, our NEOs who lead operating segments may receive a bonus considerably less than their bonus targets. Because Dr. Oversohl relocated from Germany to Singapore during 2012 and oversaw two different operating segments during 2012, the Committee calculated his 2012 bonus payout pursuant to the Company’s operating performance, rather than pursuant to the Payout Weighting.

In setting annual bonus targets for our NEOs in 2012, the Committee considered and approved target annual incentive opportunities for our NEOs based on external market data, internal pay relationships, individual and company performance and Sapient’s compensation philosophy. The below chart summarizes the annualized target incentive opportunity changes from 2011 to 2012, as approved by the Committee in February 2012, for the CEO and the Other NEOs.

Executive	2011 Annualized Incentive Target Bonus Amount	2011 Annualized Incentive Target Bonus Percentage of Base Pay	2012 Annualized Incentive Target Bonus Amount	2012 Annualized Incentive Target Bonus Percentage of Base Pay	Target Incentive Increase Percentage 2011 v. 2012	Target Incentive Relative to Median
Alan Herrick	$830,250	135%	$891,000	135%	7%	19% above Median
Joseph Tibbetts, Jr.	$275,000	74%	$300,000	75%	9%	2% above Median
Alan Wexler	$335,000	89%	$365,000	89%	9%	24% above Median
Christian Oversohl^	$294,521	78%	$310,000	79%	5%	33% above Median
Harry Register	$325,000	97%	$340,000	97%	5%	16% above Median

^	Although not reflected in this chart, the Committee approved Dr. Oversohl’s 2012 incentive target bonus amount in local currency in addition to approving his 2012 incentive target bonus amount in USD. In Euros, Dr. Oversohl’s approved 2012 incentive target bonus amount was €226,300, and his approved 2011 incentive target bonus amount was €215,000. Accordingly, Dr. Oversohl’s target incentive increased by 5.3%, or €11,300 in local currency. The Committee subsequently approved a revised 2012 incentive target bonus amount for Dr. Oversohl in connection with his relocation from Germany to Singapore. The revised 2012 incentive target bonus amount, denominated in SGD, was SGD 371,245. Dr. Oversohl’s revised 2012 incentive target bonus amount in USD was $297,219, which was calculated using an average of the 2012 SGD to USD exchange rate of $0.8006.

Taking into account 2012 base salaries and the foregoing annual incentive/bonus targets for our NEOs, the total target cash compensation opportunities for the NEOs, relative to peer NEOs, were as follows:

Executive	Total Cash (Base Salary and Bonus Target) Relative to Median
Alan Herrick	6% above Median
Joseph Tibbetts, Jr.	6% below Median
Alan Wexler	At Median
Christian Oversohl	20% above Median
Harry Register	11% below Median

The actual 2012 incentive bonus payments for our NEOs ranged from approximately 73.5% to 82.0% of the executives’ eligible annual incentive targets. For a description of how these payments were determined, including the methodology employed by the Committee for Mr. Herrick and Dr. Oversohl, please refer to “CEO Compensation Determinations” and “Other NEO Compensation Determinations” in this CD&A.

Executive	2011 Annualized Incentive Target Bonus Amount*	2012 Annualized Incentive Target Bonus Amount*	2012 Actual Incentive Bonus Payout as a % of Eligible Incentive Bonus	2012 Actual Incentive Bonus Payout*
Alan Herrick	N/A	$891,000	82.0%	$730,813
Joseph Tibbetts, Jr.	$275,000	$300,000	73.5%	$215,906
Alan Wexler	$335,000	$365,000	74.1%	$264,943
Christian Oversohl**	N/A	$291,458	74.6%	$217,428
Harry Register	$325,000	$340,000	76.1%	$256,021

*	As the Committee sets new annualized bonus targets effective as of April 1 of each year, the 2012 Actual Incentive Bonus Payout for each NEO other than Mr. Herrick and Dr. Oversohl was calculated as follows: (i) 25% based on the bonus targets approved for 2011 (which cover the period 4/1/11 to 3/31/12) and (ii) 75% based on the bonus targets approved for 2012 (which cover the period 4/1/12 to 3/31/13).

**	In SGD, Dr. Oversohl’s 2012 Annualized Incentive Target Bonus Amount was $364,049, which was calculated based on prorated amounts of Dr. Oversohl’s target bonus amounts in Germany (2011-2012) and Singapore (2012), as applicable. His 2012 Actual Incentive Bonus Payout in SGD was $271,581. For purposes of this table, these amounts were converted from SGD to USD using an average of the 2012 SGD to USD exchange rate of $0.8006.

The Committee also has authority to award discretionary bonuses (in addition to our annual incentive payments) to our NEOs based on criteria and conditions the Committee determines. For example, in 2011, the Committee awarded Mr. Tibbetts an additional ten percent of his 2011 bonus payout in recognition of Mr. Tibbetts’ additional responsibilities as SapientNitro Managing Director — Asia Pacific during 2011 and increased travel to Asia in connection therewith. In 2012, the Committee did not award any discretionary bonuses.

Long-Term Incentive Program

Long-term incentive opportunities are the largest element of total executive officer compensation. We use long-term incentives to balance the short-term focus of our annual incentive bonus program by tying awards to performance over multi-year periods. Additionally, these incentives are designed to motivate executive officers to make decisions supporting long-term company financial interests while also serving as the primary tool for recruitment and retention.

Long-term incentive awards are typically delivered through time-based and/or performance-based RSUs. Once vested, each RSU represents the right to receive one share of our common stock. Because RSUs increase in value based on the market price of our stock, we believe that RSUs motivate and reward our leaders’ high performance, and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple and cost effective manner.

We believe using RSUs is appropriate, particularly given our general philosophy of linking compensation to actual performance and de-emphasizing “fixed” compensation by positioning executive base salaries at or below the Median.

We typically grant equity awards to our CEO and other executives once per year, on a pre-determined grant date that occurs shortly after the Committee reviews and approves the annual equity awards in the first quarter. The RSU awards typically are granted on the first NASDAQ trading day of the month immediately following the Committee’s award approval date.

The Committee has developed RSU grant ranges for our senior leadership team, and, within those ranges, allocates awards to our executives based on company and individual performance during the prior year, total cash compensation, amount of equity needed to achieve our pay mix and pay goals relative to our target market, and historical equity grants. The Committee believes this framework ensures not only that each executive receives an appropriate award, but also that the awards are equitably determined for all members of our senior leadership team.

In 2012, the targeted value of the long-term incentive component of our executive RSU awards was approximately 650% of our CEO’s base salary and incentive target compensation, and approximately 200%, on average, of the Other NEOs’ base salaries and incentive target compensation. The ratio of RSUs to cash varies by level of participant, with our more senior executives receiving a higher percentage of their total compensation in the form of RSUs.

2012 Long-Term Incentive Awards

In 2012, the Committee established annual long-term equity incentive opportunities for each NEO in the form of time-based RSUs based on their estimated value on the date of grant. The Committee granted an aggregate of 635,000 time-based RSU awards to our NEOs. In addition, on March 22, 2012, pursuant to and in accordance with the performance-based RSU equity awards granted to the NEOs on April 1, 2011 (the “2011 Performance Awards”), the Committee established the performance measures for the January 1, 2012 through December 31, 2012 performance year (the “2012 RSU Performance Year”) and the associated vesting eligibility for achievement against such measures for the 2011 Performance Awards.

The following table sets forth the time-based RSUs granted to our NEOs in 2012 and the performance-based RSUs that are eligible for vesting pursuant to the 2011 Performance Awards during the 2012 RSU Performance Year:

Executive	Time-Based RSUs	Performance- Based RSUs
Alan Herrick	330,000	44,667
Joseph Tibbetts, Jr.	60,000	10,333
Alan Wexler	75,000	11,667
Christian Oversohl	120,000^	10,333
Harry Register	50,000	11,000
Total	635,000	88,000

^	Includes 65,000 time-based RSUs granted to Dr. Oversohl in July 2012 in recognition of his additional responsibilities as SapientNitro Managing Director — Asia Pacific.

The time-based RSUs granted to NEOs in 2012 vest 25% on each anniversary of the grant date over a four-year period. The performance-based RSUs, which are also subject to time-based vesting, may be earned in annual one-third increments based on the Company’s achievement of specified revenue growth and operating margin performance measures in each of fiscal years 2011, 2012 and 2013 (each, an “RSU Performance Year”), provided the NEO remains continuously employed by the Company through the service completion date of April 1, 2014. Performance measures are established by the Committee in the first quarter of each RSU Performance Year. For the 2012 RSU Performance Year, the target performance measures were 18% revenue growth and 14.8% non-GAAP operating margin3. Once earned, the performance-based RSUs underlying the 2011 Performance Awards will vest in full on the third anniversary of the grant date.

The following table sets forth the performance measures for the 2012 RSU Performance Year and actual achievement in 2012:

2012 RSU Performance Year Measure	Threshold (60% of eligible RSUs earned)	Target (100% of eligible RSUs earned)	Actual Achievement	Actual Award Percentage of Eligible RSUs Earned
Revenue Growth from FY 2011 to FY 2012(1)	10%	18%	10.5%	62.4%
Non-GAAP Operating Margin	10.8%	14.8%	12.8%	80.2%

(1)	This performance measure is compared in “constant currency terms”, a non-GAAP financial measure that excludes the effect of foreign currency exchange rate fluctuations. The effect of rate fluctuations is excluded by translating the current period’s local currency service revenues and expenses into USD at the average exchange rates of the prior period of comparison.

The following table sets forth the number of performance-based RSUs earned by each NEO for the 2012 RSU Performance Year:

Executive	RSUs Earned for Achievement of 10.5% Revenue Growth	RSUs Earned for Achievement of 12.8% Non-GAAP Operating Margin	Total RSUs Earned for the 2012 RSU Performance Year
Alan Herrick	13,929	17,907	31,836
Joseph Tibbetts, Jr.	3,222	4,143	7,365
Alan Wexler	3,638	4,677	8,315
Christian Oversohl	3,222	4,143	7,365
Harry Register	3,430	4,410	7,840
Total	27,441	35,280	62,721

Benefits and Perquisites

Our executives are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and welfare benefits (e.g., medical/dental plans, disability plans and life insurance) and our 401(k) Plan (or its equivalent for senior leadership team members located outside of the United States).

3 “Non-GAAP operating margin” is defined as non-GAAP operating profit (defined in footnote 1 under “Annual Incentive/Bonus Program” above) expressed as a percentage of service revenues, as reported in our publicly filed financial statements on Form 10-K.

We do not offer any “tax gross-ups” for our executives. Additionally, while our executives from time to time receive certain immaterial personal benefits from Sapient, in 2012 the value of these perquisites did not exceed $10,000 for any executive. Consistent with our company-wide philosophy of promoting internal equity among all of our employees and not affording certain compensatory benefits only to an exclusive group of employees, and except as noted below regarding Dr. Oversohl, we do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

As part of his overall compensation, Dr. Oversohl receives an annual internet allowance, and the Company makes a premium contribution for his benefit in the amount of 20,000 Euros per year into a retirement support fund that is a legally independent fund and thus not subject to the control of Germany’s Insurance Supervisory Authority (BaFin) (the “Support Fund”). At the time these benefits for Dr. Oversohl were provided, we engaged two international benefits consulting firms: Sentinel Benefits Group, Inc. and Towers Perrin (together, the “International Consultants”). The International Consultants advised that German employers commonly make payments into retirement support funds for the benefit of their employees, particularly executives/managing directors. In light of these benefits norms in Germany, Dr. Oversohl’s senior executive position with Sapient, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to Sapient, the Committee deemed it appropriate to make payments into a Support Fund.

In connection with his temporary relocation from Germany to Singapore in July 2012, the Company provided Dr. Oversohl with certain relocation benefits. These relocation benefits are described in this Proxy Statement under the heading “Employment Agreements – Dr. Christian Oversohl”.

CEO Compensation Determination

In February 2012, the Committee approved a new compensation package for Mr. Herrick based on Mercer’s assessment of the market competitiveness of, and recommendation concerning changes to, Mr. Herrick’s compensation package for 2012. The Committee increased Mr. Herrick’s 2012 base salary from $615,000 to $660,000 and target bonus from $830,250 to $891,000 (i.e., 135% of his 2012 base salary). These changes position Mr. Herrick’s base salary at Median and his target cash compensation (base salary plus target annual incentive opportunity) 6% above the Median.

Regarding Mr. Herrick’s 2012 annual bonus target, the Committee determined that the bonus payment should directly correlate with our financial performance. In light of this goal, the Committee established a performance-based, non-discretionary bonus target tied to Sapient’s 2012 non-GAAP operating profit (as defined in footnote 1 under “Annual Incentive/Bonus Program” above). Mr. Herrick’s 2012 annual incentive target of $891,000 (the “2012 Incentive Target”) was payable in full if Sapient achieved a non-GAAP operating profit target of $175.2 million (the “2012 Profit Target”). Depending on actual profit achievement as a percentage of the 2012 Profit Target (the “Profit Achievement Percentage”), Mr. Herrick was eligible to receive an annual incentive payment equal to the result obtained by multiplying the 2012 Incentive Target by the Profit Achievement Percentage. The potential incentive payment was capped at $2 million, and Mr. Herrick was ineligible to receive an incentive payment if the Profit Achievement Percentage was less than 20% (i.e., $35.0 million). Based on our actual 2012 non-GAAP operating profit of $143.7 million and a Profit Achievement Percentage of 82.0%, Mr. Herrick was entitled to receive a 2012 annual incentive payment equal to $730,813.

Regarding Mr. Herrick’s 2012 long-term incentive award, the Committee awarded him 330,000 time-based RSUs, which will vest 25% annually over a four year period, in recognition of his overall leadership in helping Sapient grow and expand, his strong strategic vision, and to encourage his continued strong leadership of the Company. The Committee considered our pay-for-performance philosophy, external market comparisons, historical equity grants made to him since joining Sapient, and pay relationships within our senior leadership team in determining Mr. Herrick’s long-term incentive award.

Accordingly, and in summary, Mr. Herrick’s total direct compensation for 2012 was as follows:

2012 Base Salary	2012 Annual Incentive Target	2012 Actual Annual Incentive Paid	RSUs Awarded(1)	Market Value of RSUs(2)	Total Direct Compensation
$660,000	$891,000	$730,813	330,000	$4,171,200	$5,722,200

(1)	Represents time-based RSUs granted to Mr. Herrick in 2012. For the performance-based RSUs that are eligible for vesting pursuant to the 2011 Performance Awards during the 2012 RSU Performance Year, see discussion above under “2012 Long-Term Incentive Awards”.

(2)	Market value of RSUs is calculated by multiplying the number of RSUs granted by the closing price of the Company’s common stock as quoted on NASDAQ on the April 2, 2012 grant date of the award, which was $12.64.

Other NEO Compensation Determinations

The Committee approved increases to base salaries and/or annual incentive bonus targets for the Other NEOs in 2012. As a result, the cash compensation paid, equity-based awards granted, and total direct compensation provided to these NEOs for 2012, as described more fully below, were as follows:

Named Executive Officer	2012 Base Salary	2012 Annual Incentive Target	2012 Actual Annual Incentive Paid		RSUs Awarded(1)	Market Value of RSUs(2)	Total Direct Compensation
Joseph Tibbetts, Jr.	$400,000	$300,000	$215,906		60,000	$758,400	$1,458,400
Alan Wexler	$410,000	$365,000	$264,943		75,000	$948,000	$1,723,000
Christian Oversohl	$390,000	$310,000	$217,428	(3)	55,000	$695,200	$1,395,200
Harry Register	$350,000	$340,000	$256,021		50,000	$632,000	$1,322,000

(1)	Represents time-based RSUs granted to the Other NEOs in 2012. For the performance-based RSUs that are eligible for vesting pursuant to the 2011 Performance Awards during the 2012 RSU Performance Year, see discussion above under “2012 Long-Term Incentive Awards”.

(2)	Market value of RSUs is calculated by multiplying the number of RSUs granted by the closing price of the Company’s common stock as quoted on NASDAQ on the April 2, 2012 grant date of the award, which was $12.64.

(3)	Dr. Oversohl’s 2012 Actual Annual Incentive Paid in SGD was $271,581. For purposes of this table, these amounts were converted from SGD to USD using an average of the 2012 SGD to USD exchange rate of $0.8006.

The following summarizes the Other NEOs’ 2012 incentive bonus payments and long-term incentive awards.

Mr. Tibbetts, Senior Vice President, Chief Financial Officer and Treasurer

To determine Mr. Tibbetts’ 2012 incentive bonus payment, the Committee considered his performance against various individual goals and objectives for 2012, which included implementing spending controls, accelerating the implementation of certain internal projects relating to global taxation and financial information management and reporting and increasing his visibility globally as CFO, as well as his contributions to our senior leadership team. Based on Mr. Tibbetts’ strong performance across these areas and in recognition of

Mr. Tibbetts’ additional responsibilities as Managing Director — SapientNitro Asia Pacific during the first half of 2012, the Committee elected to award him an incentive bonus equal to 100% of the Bonus Pool Fund Percentage for GSS, of which Mr. Tibbetts is a part. Our 2012 Bonus Pool Fund Percentage for GSS was 73.5%. Accordingly, the Committee awarded Mr. Tibbetts a bonus equal to 73.5% of his eligible bonus target, or $215,906.

Regarding Mr. Tibbetts’ 2012 long-term incentive award, the Committee awarded him 60,000 time-based RSUs, which will vest 25% annually over a four year period, in recognition of his strong fiscal management and his overall leadership in helping Sapient grow and expand, and to encourage his continued strong leadership of the Company. The Committee considered our pay-for-performance philosophy, external market comparisons, historical equity grants made to him since joining Sapient, and pay relationships within our senior leadership team in determining Mr. Tibbetts’ long-term incentive award.4

Mr. Wexler, Executive Vice President, Managing Director — SapientNitro North America and Europe

The Committee determined Mr. Wexler’s 2012 incentive bonus based principally on his 2012 performance against profit achievement goals within North America. Specifically, our SapientNitro North America operating segment achieved 80.6% against a profit target of $205.7 million, and our Government Services operating segment achieved 78.0% against a profit target of $16.3 million, each measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the North America operating segment bonus was funded at 73.8% of target payout and the Government Services operating segment bonus was funded at 74.8% of target payout. Additionally, the Committee weighed Mr. Wexler’s leadership and achievements against individual objectives in determining his 2012 incentive bonus. Taking into account the North America and Government Services operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Mr. Wexler’s performance, the Committee awarded Mr. Wexler a 2012 incentive bonus payment equal to 74.1% of his eligible bonus target, or $264,943.

To determine Mr. Wexler’s long-term incentive award for 2012, the Committee considered several factors, including the growth of the SapientNitro North America and Government Services operating segments, his strong performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Wexler since he joined Sapient, and internal pay comparisons among Mr. Wexler, Mr. Register, Dr. Oversohl and other leadership team members. Taking these factors into account, and to encourage Mr. Wexler’s continued strong performance, the Committee awarded him 75,000 time-based RSUs, which will vest 25% annually over a four year period.

Dr. Oversohl, Senior Vice President, Managing Director — SapientNitro Asia Pacific

To determine Dr. Oversohl’s 2012 incentive bonus payment, the Committee considered his performance against various individual goals and objectives for 2012, which included leading our global delivery organization and his overall responsibilities during 2012, including his temporary relocation from Germany to Singapore in July 2012, his oversight of our SapientNitro Europe operating segment, and his leadership of our SapientNitro Asia Pacific operating segment in the second half of 2012. Based on Dr. Oversohl’s performance, and the unique circumstances relating to his relocation, the Committee elected to award him an incentive bonus equal to 100% of the Bonus Pool Fund Percentage for Sapient as a whole, which was 74.6%. Accordingly, the Committee awarded Dr. Oversohl a bonus equal to 74.6% of his eligible bonus target, or $217,428.

In determining Dr. Oversohl’s long-term incentive award for 2012, the Committee considered several factors, including his leadership as head of SapientNitro Europe and head of global delivery, his performance

4 Although Mr. Tibbetts is a GSS team member, for purposes of determining his long-term incentive awards the Committee applies the grant ranges used to determine equity awards for the most senior executives within Sapient.

against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Dr. Oversohl since he joined Sapient, and internal pay comparisons among Dr. Oversohl, Mr. Wexler, Mr. Register and other leadership team members. Taking these factors into account, and to encourage Dr. Oversohl’s continued strong performance, the Committee awarded him 55,000 time-based RSUs, which will vest 25% annually over a four year period. Additionally, in connection with Dr. Oversohl’s relocation from Germany to Singapore and his increased responsibilities as Managing Director — SapientNitro Asia Pacific, the Committee awarded Dr. Oversohl an aggregate of 65,000 time-based RSUs, half of which will vest in full on July 8, 2014 and the remainder will vest in full on July 2, 2016.

Mr. Register, Senior Vice President, Managing Director — Sapient Global Markets

The Committee determined Mr. Register’s 2012 incentive bonus based principally on his 2012 performance against profit achievement goals within Global Markets. Specifically, our Global Markets operating segment achieved 83.2% against a profit target of $101.2 million, measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the Global Markets operating segment bonus was funded at 76.8% of target payout. Additionally, the Committee weighed Mr. Register’s leadership and achievements against individual objectives in determining his 2012 incentive bonus. Taking into account the Global Markets operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Mr. Register’s performance, the Committee awarded Mr. Register a 2012 incentive bonus payment equal to 76.1% of his eligible bonus target, or $256,021.

In determining Mr. Register’s long-term incentive award for 2012, the Committee considered several factors, including his leadership in growing the Sapient Global Markets business unit, delivering good results during a challenging economic environment, continuing to establish the Sapient Global Markets brand and team, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Register since he joined Sapient, and internal pay comparisons among Mr. Register, Mr. Wexler, Dr. Oversohl and other leadership team members. Taking these factors into account, and to encourage Mr. Register’s continued strong performance, the Committee awarded him 50,000 time-based RSUs, which will vest 25% annually over a four year period.

Employment and Change in Control Severance Agreements

We maintain employment agreements with our NEOs that contain severance arrangements and other terms of employment. Further, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees. Additionally, each of our NEOs and certain other senior executives entered into change in control severance agreements that provide for certain financial benefits following a change in control of the Company.

The employment agreements and change in control severance agreements for our NEOs are summarized beginning on page 54 of this Proxy Statement. Additionally, estimates of the termination or change in control amounts that would have been payable to the NEOs, if the change in control benefit or other severance provisions under their employment agreements and/or change in control severance agreements had triggered at year-end 2012, are summarized beginning on page 53 of this Proxy Statement.

Impact of Tax and Accounting on Compensation Decisions

In establishing total compensation for the NEOs, the Committee considers the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company’s stockholders. The 2011 Plan has been approved by stockholders and permits the grant of “performance-based” awards of both cash and equity that are intended to qualify for the tax benefits available under Section 162(m). To the extent practical, the Committee currently anticipates it will seek to preserve deductibility under Section 162(m). However, to maintain the flexibility in compensation decisions, the Committee reserves the right to provide compensation that is not deductible if and to the extent it deems appropriate.

When determining amounts of equity grants to executives and employees under our long-term incentive program, the Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments require the Company to record stock-based compensation expense. The expense is equal to the fair value of the instruments being issued. For RSUs, the fair value per share is equal to the quoted market price of our common stock on the grant date. For stock options (if granted with time-based vesting), the fair value per share is estimated on the grant date using a Black-Scholes option pricing model. Regarding both RSUs and stock options, this expense is recognized over the requisite service or vesting period.

Additional Information Regarding the Compensation Program

Executive Clawbacks. Under current SEC rules, Mr. Herrick’s and Mr. Tibbetts’ annual bonus and other performance-based compensation is subject to recoupment (“clawback”) under circumstances where Sapient materially fails to comply with a financial reporting requirement in connection with material misconduct by Mr. Herrick, Mr. Tibbetts, or any U.S. employee whom they supervise. The Committee has been and will continue to review periodically, particularly in light of evolving legislative and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, whether to adopt a broader clawback policy.

Stock Ownership Requirements. We have not adopted minimum stock ownership requirements for our executives. However, the Committee has reviewed each executive’s level of stock ownership, and in light of the fact that our executive stock ownership levels exceed typical stock ownership requirements for similar executives of other companies, the Committee has determined that stock ownership requirements are unnecessary at this time. The Committee will continue to monitor the stock holdings of our NEOs.

The Company’s Overall Compensation Approach and Risk Incentives

With respect to risk related to compensation matters, the Company’s management considers, in establishing and reviewing the Company’s executive and other employee compensation policies and practices (“Compensation Programs”), whether such programs encourage unnecessary or excessive risk taking. Management believes that the Compensation Programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company and its business. In making such determination, Management considered both the design of our Compensation Programs, and the oversight that management and the Compensation Committee exercise concerning these programs.

Design of Compensation Programs

The Company compensates its executives principally in the form of base salaries, annual incentive/bonus cash payments and long-term incentive awards.

The Compensation Programs are designed to maintain individual compensation levels, either in the aggregate or with respect to any single compensation component, within market norms. Specifically, we position total direct compensation for our executives at approximately (within 15% of) the Median of our Executive Peer Group, and total direct compensation for the Company’s non-executive employee population is targeted at the Median of our Executive Peer Group. Base salaries are fixed annually.

The Company’s annual incentive/cash bonus programs do not encourage individuals to undertake excessive risks in an effort to achieve higher bonus compensation. Specifically:

•	All executive and non-executive employees’ target incentive amounts are determined by a fixed dollar amount or a percentage of an individual’s base salary.

•	Our executive and non-executive employee bonus payouts are based on achieving individual objectives in addition to Company and business unit financial performance.[5]

•

Employee bonuses are not guaranteed and any payouts are subject to available bonus pool funding. Depending on the Company’s financial performance, the bonus pool payable in a given year may yield a payment greater than 100% of the eligible participants’ aggregate bonus targets or considerably less. Accordingly, because the Company’s bonus funding parameters limit the size of employee bonuses, employees are not rewarded for taking, and therefore are not encouraged to take, excessive risks in an effort to achieve a larger bonus.

Regarding the Company’s equity incentive programs, all equity awards are subject to either timed-based and/or performance-based vesting, and typically vest annually over a four-year period. Consequently, because the vesting of these awards is fixed and non-discretionary, the awards promote an employee’s long-term commitment to the Company and are not predicated on or influenced by an individual’s excessive risk taking. Rather, the value of the award is tied to the Company’s stock price or its long-term performance.

Compensation Programs Oversight

The Compensation Programs are subject to the oversight of the Compensation Committee as well as an internal compensation committee (the “Management Committee”) consisting of the CEO, CFO, General Counsel, and the head of the Company’s People Success (human resources) organization.

The Management Committee meets bi-monthly (or more frequently) to approve specific compensation packages for certain senior level new hires as well as to review the appropriateness of and recommend changes to the Compensation Programs.

Given the program oversight activities performed by the Management Committee and the Compensation Committee, the frequent dialogue that occurs between management and the Compensation Committee concerning the design and appropriateness of all components of employee compensation, the guidance of external compensation advisors to inform program design and validate the reasonableness of the Compensation Programs, and the design of our Compensation Programs generally, management, with the agreement of the Compensation Committee, believes that the Compensation Programs do not encourage or result in risks that are reasonably likely to have a material adverse effect on the Company.

5 The CEO is the Company’s only senior level employee whose bonus is entirely non-discretionary (as described in the CD&A) and not based, in whole or in part, on individual objectives.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Sapient Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ashok Shah, Chair

James M. Benson

Robert L. Rosen

Summary Compensation Table — 2012, 2011 and 2010

The following table and footnote disclosure summarize compensation paid or awarded to each of our NEOs for the years ended December 31, 2012, 2011 and 2010. A more thorough discussion of our executive compensation philosophy and program can be found in our CD&A section beginning on page 29.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)			Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)			Total ($)
Alan J. Herrick	2012		$648,753		$4,624,998			$730,813		$1,604			$6,006,168
Co-Chairman of the Board, President and Chief Executive Officer	2011		$605,000		$2,408,481			$701,362		$1,604			$3,716,447
	2010		$568,750		$2,667,500	(5)		$651,051		$1,250			$3,888,551

Joseph S. Tibbetts, Jr.	2012		$392,500		$863,380			$215,906		$3,604	(6)		$1,475,390
Senior Vice President, Chief Financial Officer and Treasurer	2011 2010	$ $	365,000 350,000	$ $	1,037,514 654,500		$ $	241,667 191,280	$ $	1,604 1,250		$ $	1,645,785 1,197,030

Alan M. Wexler	2012		$401,252		$1,066,532			$264,943		$1,604			$1,734,331
Executive Vice President and Managing Director — SapientNitro North America and Europe	2011 2010	$ $	368,750 350,000	$ $	629,080 701,250		$ $	292,668 252,214	$ $	1,604 1,250		$ $	1,292,102 1,304,714

Christian Oversohl (7)	2012		$384,871		$1,453,755			$217,428		$94,920	(8)		$2,150,974
Senior Vice President and Managing Director — SapientNitro Asia Pacific	2011 2010	$ $	379,329 331,792	$ $	557,148 748,000		$ $	233,436 171,355	$ $	28,274 39,698		$ $	1,198,187 1,290,845

Harry Register	2012		$346,256		$743,755			$256,021		$1,604			$1,347,636
Senior Vice President and Managing Director — Sapient Global Markets	2011 2010	$ $	328,750 301,250	$ $	593,110 701,250		$ $	223,033 213,752	$ $	1,604 1,250		$ $	1,146,497 1,217,502

(1)	Changes to the annual base salaries for our executive officers, including the NEOs, became effective on April 2, 2012. The 2012 base salary amounts described in our CD&A are those approved by our Compensation Committee for 2012, whereas this column reflects what our NEOs were actually paid during the relevant year.

(2)	Represents the aggregate grant date fair value of all stock-based awards, including the value of any dividend equivalent shares earned on such awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. In 2012, our NEOs received time-based RSUs under our 2011 Plan and were also eligible to vest in certain performance-based RSUs previously granted to the NEOs in 2011 (i.e., the 2011 Performance Awards). For time-based RSUs, fair value is based on the closing price of our common stock on the date of grant. For performance-based RSUs, fair value is based on the estimated probable outcome of the performance measures as of the grant date, which assumes achievement of revenue growth and operating margin performance measures at 74.7% and 88.9%, respectively, for 2012.

The 2011 Performance Awards become eligible to vest only upon fulfillment of certain company performance measures set by the Compensation Committee for the RSU Performance Years ended December 31, 2011, 2012 and 2013, respectively. The Compensation Committee sets the relevant performance measures at the start of each RSU Performance Year, and then certifies performance measure achievement following the RSU Performance Year. Once earned, performance-based RSUs underlying the 2011 Performance Awards vest on April 1, 2014, subject to the NEO’s continuous employment during the vesting period or earlier acceleration pursuant to the terms of the applicable award agreement and/or the NEO’s change in control severance agreement. See the table entitled “Grants of Plan-Based Awards — 2012” on page 50 for a more detailed description of these awards and for the maximum potential value of the performance-based RSUs assuming the highest level of performance achievement.

(3)	Represents awards made pursuant to our Global Plan and the actual cash incentive bonus payments made to our NEOs in the year following the fiscal year to which the payment relates.

(4)	Other than for Dr. Oversohl and Mr. Tibbetts (see footnotes (6) and (8) below), this column only includes the value of the Company’s 401(k), life insurance, and long-term disability contributions for each executive. The NEOs from time to time received certain immaterial personal benefits from the Company; however, the value of these perquisites for each executive did not exceed $10,000.

(5)	In 2010, Mr. Herrick was granted 200,000 time-based RSUs, 50,000 performance-based RSUs based on the Company’s achievement of a revenue growth target measured over the three year period ending December 31, 2012 (the “Revenue RSUs”), and 50,000 performance-based RSUs based on the Company’s achievement of a non-GAAP operating margin target measured over the three year period ending December 31, 2012 (the “Margin RSUs”), all of which were granted pursuant to our 1998 Stock Incentive Plan, as amended (the “1998 Plan”) (such award, the “2010 RSU Award”).

For Mr. Herrick’s 200,000 time-based RSUs, the grant date fair value shown in the table is based on the closing price of our common stock on the date of grant. For the Revenue RSUs and the Margin RSUs, the fair value shown in the table is based on the probable outcome of the performance measures as of the grant date and assumes achievement of the revenue growth and non-GAAP operating margin performance targets at 100% and 50%, respectively, as calculated in accordance with FASB ASC Topic 718 and disregarding any estimates of forfeitures related to service-based vesting conditions. The amount for 2010 shown in the table above includes dividend equivalent shares that were not reflected in the 2010 Proxy Statement.

Additionally under the 2010 RSU Award, Mr. Herrick was eligible receive up to 50,000 performance-based RSUs based on the Board’s determination of Mr. Herrick’s achievement of certain strategic objectives during 2011 and 2012, to be determined by the Board (the “Strategic RSUs”). On March 22, 2012, the Board established the strategic objectives upon which Mr. Herrick’s performance would be measured for purposes of vesting of the Strategic RSUs. On February 5, 2013, the Board awarded 50,000 Strategic RSUs to Mr. Herrick based on his performance against the strategic objectives. Because the aggregate compensation cost as of the grant date for the Strategic RSUs could not be determined under FASB ASC Topic 718 until February 5, 2013, the fair value of the Strategic RSUs is not included in the amounts for 2010, 2011 or 2012 shown in the table above, but will be included in the amount for 2013 shown in the Summary Compensation Table in the Company’s 2014 Proxy Statement.

(6)	Amount includes a referral bonus in the amount of $2,000.

(7)	As noted in our CD&A, Dr. Oversohl relocated from Germany to Singapore in July 2012. During Dr. Oversohl’s employment in Germany, he was compensated in Euros, and during his employment in Singapore, he was compensated in SGD. Accordingly, for purposes of this table, the compensation paid to Dr. Oversohl from January 1, 2012 to June 30, 2012 was converted from Euros to USD using an average of the Euro to USD exchange rate during such period of $1.2982. The compensation paid to Dr. Oversohl from July 1, 2012 to December 31, 2012 was converted from SGD to USD using an average of the SGD to USD exchange rate during such period of $0.8099. In 2010 and 2011, Dr. Oversohl’s compensation was reported using an average of the Euro to USD exchange rate for the relevant year.

(8)	As part of his overall compensation, Dr. Oversohl was provided an annual internet allowance while employed in Germany, with a 2012 pro-rata value of $203. Dr. Oversohl also received one-time allowances totaling $49,416 for housing, furniture and other relocation expenses associated with his temporary assignment in Singapore. Additionally, Dr. Oversohl received $18,740 in transportation, cost of living, and other miscellaneous allowances in consideration for his new role. In 2012, the Company continued to contribute an annual premium in the amount of $26,561 into a Support Fund for Dr. Oversohl.

Grants of Plan-Based Awards — 2012

The following table and footnote disclosure provide information regarding plan-based awards granted in 2012 to each of the NEOs.

Name	Grant Date(1)	Compensation Committee Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Securities Underlying Stock or Units(4) (#)		Grant Date Fair Value of Stock Awards(5) ($)
			Target ($)	Threshold (#)	Target(6) (#)
Alan J. Herrick			$891,000
	4/2/2012	3/22/2012				330,000		$4,171,200
	3/22/2012	3/22/2012		26,800	44,667			$453,798
Joseph S. Tibbetts, Jr.			$300,000
	4/2/2012	3/22/2012				60,000		$758,400
	3/22/2012	3/22/2012		6,200	10,333			$104,980
Alan M. Wexler			$365,000
	4/2/2012	3/22/2012				75,000		$948,000
	3/22/2012	3/22/2012		7,000	11,667			$118,532
Christian Oversohl			$310,000
	4/2/2012	3/22/2012				55,000		$695,200
	7/2/2012	6/29/2012				32,500	(7)	$327,600
	7/8/2012	7/6/2012				32,500	(7)	$325,975
	3/22/2012	3/22/2012		6,200	10,333			$104,980
Harry Register			$340,000
	4/2/2012	3/22/2012				50,000		$632,000
	3/22/2012	3/22/2012		6,600	11,000			$111,755

(1)	Consistent with past practice, the Compensation Committee generally sets the grant date for each award to be the first NASDAQ trading day in the month following approval.

(2)	Amounts reflect incentive bonus targets representing 75% — 135% of the NEOs’ base salaries. The Compensation Committee does not set threshold or maximum amounts for incentive bonuses. The actual incentive bonus amount earned by each NEO is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 48 of this Proxy Statement.

(3)	Represents the threshold and target number of performance-based RSUs the NEO may earn and that will become eligible for vesting subject to the Company achieving specific revenue growth and operating margin performance measures in the 2012 Performance Year. The target number of performance-based RSUs represents one-third of the aggregate number of performance-based RSUs awarded to the NEOs in 2011; one-third was eligible to be earned by the NEO in 2011, and the remaining one-third may be earned by the NEO in 2013, subject to the Company achieving performance measures for the 2013 Performance Year, to be set by the Compensation Committee by March 31, 2013. The following table shows the number of performance-based RSUs each NEO would have earned had the highest level of performance been achieved in the 2012 Performance Year:

NEO	Total PSU Award	Target 2012 Performance Year PSUs	Fair Value of Stock on FASB ASC Topic 718 Grant Date	Total Fair Value of Target 2012 Performance Year PSUs
Alan J. Herrick	134,000	44,667	$12.07	$539,131
Joseph S. Tibbetts, Jr.	31,000	10,333	$12.07	$124,719
Alan M. Wexler	35,000	11,667	$12.07	$140,821
Christian Oversohl	31,000	10,333	$12.07	$124,719
Harry Register	33,000	11,000	$12.07	$132,770

(4)	Amounts reflect time-based RSUs granted to the NEOs in 2012 that vest in four equal annual installments on the anniversary of the date of grant. Based on the vesting schedule, the RSUs will fully vest on April 2, 2016.

(5)	Represents the aggregate grant date fair value of all stock-based awards, including the value of any dividend equivalent shares earned on such awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. The aggregate grant date fair value is calculated by multiplying the total number of RSUs granted by the closing price of the Company’s common stock as quoted on NASDAQ on the FASB ASC Topic 718 grant date of the award. The FASB ASC Topic 718 grant date was April 2, 2012 for the time-based RSU awards and March 22, 2012 for the performance-based RSU awards. The closing price of our common stock on NASDAQ was $12.64 on April 2, 2012 and $12.07 on March 22, 2012. For the performance-based RSU awards, fair value is based on the estimated probable outcome of the performance measures as of the FASB ASC Topic 718 grant date. The grant date fair values of performance-based RSUs included in the table assume achievement of revenue growth and operating margin performance measures at 74.7% and 88.9%, respectively.

(6)	The amounts shown in this column also reflect the maximum number of performance-based RSUs the NEO may earn in the 2012 Performance Year.

(7)	Represents time-based RSUs awarded to Dr. Oversohl in connection with his relocation from Germany to Singapore and his increased responsibilities as Managing Director — SapientNitro Asia Pacific.

Outstanding Equity Awards at Fiscal Year-End — 2012

The following table and footnote disclosure provide information regarding all outstanding equity awards held by each of the NEOs as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Alan J. Herrick	—	—	—	—	40,088	(3)	$423,329
	—	—	—	—	103,127	(4)	$1,089,021
	—	—	—	—	124,372	(5)	$1,313,368
	—	—	—	—	330,000	(6)	$3,484,800
	—	—	—	—	86,942	(7)	$918,108
	—	—	—	—	73,852	(8)	$779,877
	50,000	—	$6.04	6/1/2014	—		—
	15,000	—	$7.92	12/17/2014	—		—
Joseph S. Tibbetts, Jr.	—	—	—	—	26,725	(9)	$282,216
	—	—	—	—	36,094	(4)	$381,153
	—	—	—	—	28,772	(5)	$303,832
	—	—	—	—	30,938	(5)	$326,705
	—	—	—	—	60,000	(6)	$633,600
	—	—	—	—	17,083	(10)	$180,396
Alan M. Wexler	—	—	—	—	26,725	(9)	$282,216
	—	—	—	—	38,672	(4)	$408,376
	—	—	—	—	32,485	(5)	$343,042
	—	—	—	—	75,000	(6)	$792,000
	—	—	—	—	19,287	(11)	$203,671
Christian Oversohl	—	—	—	—	26,725	(9)	$282,216
	—	—	—	—	41,251	(4)	$435,611
	—	—	—	—	28,772	(5)	$303,832
	—	—	—	—	55,000	(6)	$580,800
	—	—	—	—	32,500	(12)	$343,200
	—	—	—	—	32,500	(13)	$343,200
	—	—	—	—	17,083	(14)	$180,396
	20,000	—	$2.82	6/16/2013	—		—
	42,500	—	$6.04	6/1/2014	—		—
Harry Register	—	—	—	—	26,725	(9)	$282,216
	—	—	—	—	38,672	(4)	$408,376
	—	—	—	—	30,629	(5)	$323,442
	—	—	—	—	50,000	(6)	$528,000
	—	—	—	—	18,186	(15)	$192,044

(1)	Unless otherwise noted, the stock awards included in this column vest in four equal annual installments on the anniversary of the date of grant.

(2)	Based on the closing stock price of $10.56 on NASDAQ as of December 31, 2012 to calculate the in-the-money value of unvested equity.

(3)	This amount represents the unvested portion of time-based RSUs granted on March 2, 2009 and includes the dividend equivalent shares (“DE Shares”) earned on such awards.

(4)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the DE Shares earned on such awards.

(5)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(6)	This amount represents the unvested portion of time-based RSUs granted on April 2, 2012.

(7)	This amount represents performance based RSUs and DE Shares earned by Mr. Herrick in 2010-2012, which vested in full on March 1, 2013. See footnote (5) to the table entitled “Summary Compensation Table — 2012, 2011 and 2010” on page 48 of this Proxy Statement for a more detailed description of this award.

(8)	This amount represents performance-based RSUs and DE Shares earned by Mr. Herrick in 2011-2012, which will vest in full on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2012” on page 50 of this Proxy Statement for a more detailed description of this award.

(9)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2009 and includes the DE Shares earned on such awards.

(10)	This amount represents performance-based RSUs and DE Shares earned by Mr. Tibbetts in 2011-2012, which will vest in full on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2012” on page 50 of this Proxy Statement for a more detailed description of this award.

(11)	This amount represents performance-based RSUs and DE Shares earned by Mr. Wexler in 2011-2012, which will vest in full on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2012” on page 50 of this Proxy Statement for a more detailed description of this award.

(12)	This amount represents the unvested portion of time-based RSUs granted on July 2, 2012, which will vest in full on July 2, 2016.

(13)	This amount represents the unvested portion of time-based RSUs granted on July 8, 2012, which will vest in full on July 8, 2014.

(14)	This amount represents performance-based RSUs and DE Shares earned by Dr. Oversohl in 2011-2012, which will vest in full on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2012” on page 50 of this Proxy Statement for a more detailed description of this award.

(15)	This amount represents performance-based RSUs and DE Shares earned by Mr. Register in 2011-2012, which will vest in full on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2012” on page 50 of this Proxy Statement for a more detailed description of this award.

Option Exercises and Stock Vested — 2012

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the vesting of stock awards during fiscal 2012 by each of the NEOs. There were no options exercised during fiscal 2012 by the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alan J. Herrick	186,559	$2,337,527
Joseph S. Tibbetts, Jr.	64,674	$805,227
Alan M. Wexler	83,614	$974,479
Christian Oversohl	72,975	$868,645
Harry Register	69,632	$833,676

(1)	The value realized is based on the closing price of the Company’s common stock as quoted on NASDAQ on the day prior to the date of vesting.

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or deferred compensation plans.

Employment and Change in Control Severance Agreements

Employment Agreements

We have entered into employment agreements with all of our NEOs, as described below. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees.

Alan J. Herrick.    On July 18, 2007, the Company and Mr. Herrick entered into an employment agreement, as amended on August 6, 2009 (the “CEO Agreement”), under which Mr. Herrick serves as Sapient’s President and Chief Executive Officer. The CEO Agreement, which commenced retroactively on November 1, 2006, had an initial term of three years (the “Initial Term”) and automatically renews for successive one-year terms, unless either the Company or Mr. Herrick provides written notice, at least 60 days prior to the expiration of the term, that the CEO Agreement shall not be renewed.

Pursuant to the CEO Agreement, Mr. Herrick will receive severance benefits if (i) the Company terminates him for a reason other than For Cause (as defined in the CEO Agreement), because of a disability, or on account of his death; (ii) he terminates his employment with Good Reason (as defined in the CEO Agreement); or (iii) the Company elects not the renew his agreement at the end of any renewal term of the CEO Agreement. In each of these situations, Mr. Herrick is entitled to receive a lump-sum payment equal to 100% of his base salary and target bonus amounts in the year of termination, and acceleration of a pro rata portion of his unvested equity awards.

On April 13, 2010, Mr. Herrick entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CEO Agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Herrick would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Joseph S. Tibbetts, Jr.    On October 16, 2006, the Company and Mr. Tibbetts entered into an employment agreement (the “CFO Agreement”) under which Mr. Tibbetts serves as Sapient’s Senior Vice President and Chief Financial Officer. If Mr. Tibbetts’ employment is terminated by the Company without Cause, or by him for Good Reason, and other than pursuant to a Change in Control (as these terms are defined in the CFO Agreement), Mr. Tibbetts is entitled to receive a lump sum payment equal to 150% of his base salary and target bonus amount, a pro rata portion of his target bonus for the year in which termination occurs, an 18-month continuation of certain benefits, and the acceleration of certain unvested RSUs. The CFO Agreement was amended on each of December 22, 2008, and December 14, 2012, to remain in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

On April 13, 2010, Mr. Tibbetts entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CFO Agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Tibbetts would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Alan M. Wexler.    On April 1, 2002, the Company entered into a letter agreement with Mr. Wexler pursuant to which Mr. Wexler is entitled to a lump sum payment equal to one year of base salary and target bonus amount if terminated by the Company for any reason, other than for unethical or illegal behavior. The letter agreement was amended on December 15, 2010, to remain in compliance with Section 409A. On April 13, 2010, Mr. Wexler entered into a change in control severance agreement with the Company, the terms of which supersede the severance arrangements of his letter agreement only if his employment is terminated on or following a change in control, for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Wexler would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Christian Oversohl.    On August 27, 2010, Sapient GmbH, a wholly-owned subsidiary of the Company (“Sapient GmbH”), entered into an agreement with Dr. Oversohl (the “Managing Director Agreement”), under which it is agreed that Dr. Oversohl will serve as Managing Director of Sapient GmbH. The Managing Director Agreement is effective September 1, 2010 and has no term. The Company may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a 12 month notice period. Dr. Oversohl may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a six month notice period. Upon termination by the Company other than for good cause, Dr. Oversohl will receive a pro-rated bonus through the date of the notice and, on the effective date of termination, a final bonus equal to the prior calendar year’s target bonus amount. Under the Managing Director Agreement, the Company contributes a premium of 20,000 Euros per year into the Support Fund. In light of the benefit norms within Germany, Dr. Oversohl’s senior executive position within the Company, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to the Company, the Compensation Committee deemed it appropriate to make payments into the Support Fund.

If the Managing Director Agreement is terminated, Dr. Oversohl is restricted from (i) competing against the Company, (ii) soliciting Company clients, and (iii) soliciting Company employees, for the 12 month period following the termination (together, the immediately preceding restrictions constitute the “Post-Employment Covenant”). In return for abiding by the Post-Employment Covenant, Dr. Oversohl will receive monthly compensation during the 12 month period equal to 50% of the amount of his last monthly base salary and benefits in effect at the time of his termination. The Company may waive the Post-Employment Covenant prior to termination of the Managing Director Agreement; its obligation to make the payments described in the immediately preceding sentence in the event of a termination of the Managing Director Agreement after the waiver has been declared will cease following the expiration of a six month notice period.

On April 26, 2010, Dr. Oversohl entered into a change in control severance agreement with the Company. Any change in control severance payment owed to Dr. Oversohl will be reduced by any payments received by Dr. Oversohl pursuant to his Managing Director Agreement in connection with the Post-Employment Covenant if his employment is terminated on or following a change in control, for as long as the change in control severance agreement is in effect. For a description of the potential payments and benefits Dr. Oversohl would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

In July 2012, Dr. Oversohl relocated temporarily from Germany to Singapore for two years in connection with his new role as Managing Director of SapientNitro Asia Pacific (the “Assignment”). In connection with the Assignment, Sapient Consulting (Singapore) Private Limited, a wholly-owned subsidiary of the Company (“Sapient Singapore”), entered into a letter agreement with Dr. Oversohl on July 5, 2012, outlining the terms of his employment with Sapient Singapore and his relocation to Singapore (the “Letter Agreement”).

Pursuant to the Letter Agreement, Dr. Oversohl will receive an annual base salary of SGD 467,050 and will be eligible for an annual discretionary bonus with a target of SGD 371,245. The Letter Agreement also sets forth certain relocation benefits that were provided to Dr. Oversohl, including, among others, the following: housing, furniture and miscellaneous relocation allowances; cost of living allowance; car allowance; reimbursement of certain relocation expenses; continued contribution to the Support Fund; partial contribution toward Dr. Oversohl’s German health insurance premium; bi-annual return trips to and from Germany for Dr. Oversohl and his immediate family; education assistance for Dr. Oversohl’s children; and tax assistance. Either party may terminate Dr. Oversohl’s employment by giving one month of prior written notice to the other party. Sapient Singapore also has the right to terminate Dr. Oversohl’s employment immediately under certain circumstances. The Letter Agreement also contains customary confidentiality and fair competition restrictions and is governed under the laws of Singapore.

Also in connection with the Assignment, Sapient GmbH and Dr. Oversohl entered into a supplemental agreement on July 5, 2012 (the “Supplemental Agreement”) to supplement the terms of the Managing Director Agreement. The Supplemental Agreement is effective as of July 9, 2012 and provides that the mutual main duties resulting from the Managing Director Agreement (e.g., Dr. Oversohl’s performance duty and Sapient GmbH’s duty of remuneration) will be dormant during the Assignment and further provides that the accessory duties set forth in the Managing Director Agreement (e.g., Dr. Oversohl’s confidentiality obligations and non-compete restrictions) will remain in force during the Assignment. The Supplemental Agreement, which is governed under the laws of Germany, also provides that Sapient GmbH will re-assign to Dr. Oversohl an employment position comparable to the position he held prior to the Assignment. Both the Supplemental Agreement and the Letter Agreement provide that, immediately upon the termination of Dr. Oversohl’s employment with Sapient Singapore, the Managing Director Agreement will exclusively govern the terms of Dr. Oversohl’s employment with Sapient GmbH.

Harry Register.    On June 1, 2007, the Company and Mr. Register, currently Managing Director of the Company’s Global Markets Business Unit, entered into an agreement under which the parties agreed that Mr. Register would serve as Sapient’s Senior Vice President and Global Lead of Trading and Risk Management. The agreement has no term, and only included severance provisions for terminations occurring before June 18, 2011.

On April 13, 2010, Mr. Register entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in his employment agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Register would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Change in Control Severance Agreements

On April 13, 2010, the Company entered into Change in Control Severance Agreements (collectively, the “U.S. CIC Agreements”) with certain of its senior officers, including Messrs. Herrick, Tibbetts, Wexler, and Register (collectively, the “U.S. NEOs”). Additionally, on April 26, 2010, the Company entered into a Change in Control Severance Agreement with Dr. Oversohl (the “Oversohl CIC Agreement” and, together with the U.S. CIC Agreements, the “CIC Agreements”). The CIC Agreements are intended to provide for continuity of management during a change in control and align the interests of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. Each agreement provides for a “double trigger” such that an officer would only receive severance benefits in the event of certain terminations of the officer’s employment following or in connection with a change in control (as defined below) of Sapient. The severance benefits provided under the CIC Agreements supersede all change in control severance benefits provided to those officers in this group who had pre-existing agreements with Sapient, for as long as the CIC Agreements are in effect.

The initial term of each CIC Agreement expired on December 31, 2012, but is automatically extended each January 1, beginning on January 1, 2012, for additional one year periods, unless Sapient or the applicable officer gives notice, by September 30 of the prior year, not to extend the term. In the event of a change in control of Sapient, the term of each CIC Agreement will expire no earlier than 24 months following the change in control.

Under the CIC Agreements, each officer is entitled to certain severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient, other than (a) by Sapient for cause (as defined below), (b) by reason of the officer’s death or disability, (c) by the officer without good reason (as defined below), or (d) in the case of the Oversohl CIC Agreement, if Dr. Oversohl’s employment is for a fixed term that expires following a change in control and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate his employment for cause had the fixed term not expired). These severance benefits consist of the following: (i) a multiple of the officer’s base salary and target annual bonus (one-and-one-half times for Messrs. Herrick, Wexler, Oversohl and Register, and two times for Mr. Tibbetts);6 (ii) continued life, accident, and health insurance benefits for a specified period (18 months for Messrs. Herrick, Wexler, Oversohl and Register, and 24 months for Mr. Tibbetts); (iii) any unpaid incentive compensation for a completed fiscal year (or other measuring period) that, as of the officer’s termination date, was contingent only on the officer’s continued employment; (iv) a pro-rata target incentive award for the officer’s performance in the year of termination; and (v) outplacement services for 24 months. In addition, all then-unvested Sapient equity awards held by the officer will immediately vest (with any stock options and stock appreciation rights so held by the officer generally remaining exercisable for a length of time following the officer’s termination of employment equal to the earlier of (x) the date the stock options or stock appreciation rights would otherwise expire (assuming no termination of employment occurred) or (y) the term of such officer’s benefits continuation period). If a U.S. NEO is entitled to any change in control payments that would constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the officer’s payments will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to the officer.

Sapient has also agreed to pay all legal fees and expenses incurred by an officer in disputing in good faith any issue under a CIC Agreement relating to the termination of an officer’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by a CIC Agreement or, with respect to the U.S. NEOs, in connection with any tax audit or proceeding relating to Section 4999 of the Internal Revenue Code.

6 Messrs. Herrick and Tibbetts’ change in control base salary and target annual bonus severance payment multiples are based on the change in control severance payment multiples to which they agreed in their current employment agreements with Sapient.

For purposes of the CIC Agreements, the following terms have the following meanings:

“Change in control” of Sapient is generally defined as occurring when (i) any person becomes the beneficial owner of securities of Sapient representing 40% or more of the combined voting power of Sapient’s then outstanding securities, (ii) individuals constituting the Board of Directors of Sapient on the date the CIC Agreement was signed (or whose appointment, election or nomination for election was approved or recommended by at least two-thirds (2/3) of the then-existing board of directors, excluding any director whose initial assumption of office is in connection with an actual or threatened election contest) cease to constitute a majority of the board of directors, (iii) a merger of Sapient or sale of all or substantially all of its assets is consummated, other than a merger or sale following which the Board members immediately prior to such merger constitute at least a majority of the Board, or (iv) the stockholders of Sapient approve a plan of complete liquidation or dissolution of Sapient.

“Cause” is generally defined as the (i) willful and continued failure by the executive to substantially perform the executive’s duties with the Company, which has not been cured within 30 days of receipt of a written demand from Sapient’s Board of Directors, or (ii) willful engaging by the executive in conduct that is demonstrably and materially injurious to Sapient, monetarily or otherwise.

“Good reason” is generally defined as the occurrence of any of the following events after a change in control of Sapient: (i) the assignment of duties materially inconsistent with the officer’s status as an officer or a substantial adverse alteration in title or in the nature or status of responsibilities (including, with respect to Messrs. Herrick and Tibbetts, no longer being the chief executive officer or chief financial officer, respectively, of a publicly traded company), (ii) a material reduction in annual base salary, (iii) certain relocations of the officer’s place of employment, (iv) the failure to pay any portion of the officer’s compensation when due, (v) the failure to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control which is material to the officer’s total compensation, or (vi) the failure to provide benefits substantially similar to those enjoyed by the officer immediately prior to the change in control. The officer must provide Sapient with a notice of resignation within 90 days following the event constituting good reason and must provide Sapient with at least 30 days to cure the event constituting good reason.

Potential Payments upon Termination or Change in Control

As described under “Employment and Change in Control Severance Agreements,” above, the Company is required to make certain payments to the NEOs upon termination of their employment. The following information summarizes those payments that would have been payable to Messrs. Herrick, Tibbetts, Wexler and Oversohl if the change in control benefits or other severance provisions under their employment agreements and CIC Agreements had been triggered on December 31, 2012. Mr. Register is not entitled to receive severance benefits for termination events other than in connection with a change in control.

Potential Payments upon Termination (no Change in Control)

Alan J. Herrick

	Cash Severance		Value of Accelerated Unvested Equity ($)(1)	Total($)
	Base Salary ($)	Bonus ($)
Termination by the Company Other than For Cause or by nonrenewal of CEO Agreement; Termination as a Result of Death, Disability, or by the NEO with Good Reason	$660,000	$891,000	$8,008,503	$9,559,503

(1)	Represents the value of accelerated equity, based on a stock price of $10.56, the closing price of Sapient stock on December 31, 2012.

Joseph S. Tibbetts, Jr.

	Cash Severance				Value of Accelerated Unvested Equity ($)(1)
	Base Salary ($)		Bonus ($)				Prorated Bonus($)(2)	Benefits Continuation($)		Total($)
Termination by the Company Other than For Cause or by the NEO with Good Reason	$600,000	(3)	$450,000	(3)	$841,357	(4)	$300,000	$17,747	(5)	$2,209,104

(1)	Represents the value of accelerated equity, based on a stock price of $10.56, the closing price of Sapient stock on December 31, 2012.

(2)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2012.

(3)	The multiple used for purposes of these calculations is 1.5.

(4)	Outstanding time-based RSUs will be subject to accelerated vesting such that the next scheduled vesting date will be deemed to have occurred on the date of termination. Mr. Tibbetts will be entitled to the value of 79,674 time-based RSUs (including dividend equivalent shares) as a result of accelerated vesting.

(5)	Reflects value of benefits continuation for the 18-month period.

Alan M. Wexler

If Mr. Wexler had been terminated without cause on December 31, 2012, the Company would have been required to pay him a lump sum payment of $775,000 within five days of the date of termination, which payment represents the sum of his 2012 base salary (as of December 31, 2012) and his 2012 target bonus payment.

Christian Oversohl

If Dr. Oversohl had been terminated without cause on December 31, 2012, the Company would have been required to pay him during the 12-month notice period required under the Managing Director Agreement $373,920, which represents his 2012 base salary (as of December 31, 2012). Additionally, if the Company wished to enforce Dr. Oversohl’s Post-Employment Covenant, Dr. Oversohl would be entitled to a monthly payment of $30,4387 for the 12-month period following his termination. Other income earned by Dr. Oversohl during this period would be offset against the payment. The Company has the option to waive the Post-Employment Covenant prior to termination of the Managing Director Agreement, and cease making these payments following the expiration of a six month notice period. Dr. Oversohl’s employment agreement does not contain any change in control provisions. As Dr. Oversohl is compensated in SGD, for purposes of this example his compensation was converted from SGD to USD using an average of the 2012 SGD to USD exchange rate of $0.8006.

7 Represents 50% of Dr. Oversohl’s total monthly base salary and benefits compensation in effect at the time of his termination. As to the bonus, it has been assumed that the full target bonus has been earned in 2012. For future years, the average bonus earned during the three years preceding his termination will be taken as a reference in calculation of the bonus amount due.

Potential Payments upon a Change in Control (Termination)

Each NEO is entitled to the following severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient8, other than (a) by Sapient for cause, (b) by reason of the officer’s death or disability, (c) by the officer without good reason:

	Cash Severance(1)		Value of Accelerated Unvested Equity ($)(2)(3)(4)
	Base Salary ($)	Bonus ($)		Prorated Bonus ($)(5)	Benefits Continuation ($)		Total ($)
Alan J. Herrick	$990,000	$1,336,500	$8,634,659	$891,000	$17,747		$11,869,906
Joseph Tibbetts, Jr.	$800,000	$600,000	$2,252,744	$300,000	$23,662		$3,976,406
Alan M. Wexler	$615,000	$547,500	$2,192,847	$365,000	$17,747		$3,738,094
Christian Oversohl(6)	$560,880	$445,828	$2,614,096	$297,219	$89,074	(7)	$4,007,097	(8)
Harry Register	$525,000	$510,000	$1,888,286	$340,000	$17,747		$3,281,033

(1)	The multiple used for purposes of these calculations is 1.5 for Messrs. Herrick, Wexler, Oversohl and Register, and 2.0 for Mr. Tibbetts.

(2)	Represents the value of accelerated equity, based on a stock price of $10.56, the closing price of Sapient stock on December 31, 2012.

(3)	Upon termination, outstanding stock options shall remain exercisable (but in no event beyond the date such stock option or stock appreciation right would have expired had the NEO remained employed with the Company).

(4)	Includes performance-based RSUs and DE Shares earned by the NEOs for 2010 and 2011, as applicable, but unvested as of December 31, 2012. Also includes performance-based RSUs and DE Shares the NEOs may earn and that will become eligible for vesting subject to the Company achieving specific revenue growth and operating margin performance measures in 2012 and 2013. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2012” on page 50 of this Proxy Statement for a more detailed description of these awards.

(5)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2012.

(6)	As Dr. Oversohl is compensated in SGD as of December 31, 2012, for purposes of this table his compensation was converted from SGD to USD using an average of the 2012 SGD to USD exchange rate of $0.8006.

(7)	Includes funds contributed by the Company into a Support Fund for Dr. Oversohl.

(8)	Any payments made to Dr. Oversohl by Sapient GmbH during the 12-month notice period required under his Managing Director Agreement for a termination other than for good cause shall be offset against the total payment due in the event of a change in control. If the Company wishes to enforce Dr. Oversohl’s Post-Employment Covenant, the total payment due in the event of a change in control would be further reduced by the payment due pursuant to the Post-Employment Covenant.

In addition to the above-listed benefits, each NEO will receive outplacement services for a period of 24 months following termination as a result of a change in control.

8 Does not apply to Dr. Oversohl if his employment term will be changed into a fixed term that expires following a change in control, and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate Dr. Oversohl’s employment for cause had the fixed term not expired).

OTHER INFORMATION

Stockholder Proposals for the 2014 Annual Meeting

Our stockholders may submit a proposal to be considered for a vote at our 2014 Annual Meeting. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

To submit a proposal under Rule 14a-8 for inclusion in our 2014 proxy statement and consideration at our 2014 Annual Meeting, you must deliver a proposal made pursuant to Rule 14a-8 to our Secretary at the Company’s headquarters no later than December 27, 2013. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8.

In addition, a stockholder may bring business before the annual meeting or may submit nominations for directors, if the stockholder complies with the requirements set forth in Article 1, Sections 1.10 (Nomination of Directors) or 1.11 (Notice of Business at Annual Meeting), as applicable, of our Bylaws. Any such request must be made, in writing, to our Secretary no earlier than March 8, 2014 and no later than April 7, 2014. If we give notice of the date of an annual meeting less than 70 days before the meeting, your request must be received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made, whichever occurs first. A request that does not comply with our Bylaws will not be considered at the annual meeting.

Other Matters

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, as they deem in the best interests of the Company and its stockholders.

Cost of Solicitation

We will pay the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

SAPIENT CORPORATION
131 DARTMOUTH STREET
BOSTON, MA 02116
ATTN: LEGAL DEPARTMENT

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The Board of Directors recommends you vote FOR the following nominees:
1. Election of Directors		For	Against	Abstain
01 James M. Benson		☐	☐	☐

02    Hermann Buerger

03    Jerry A. Greenberg

04    Alan J. Herrick

05    J. Stuart Moore

06    Robert L. Rosen

07    Eva M. Sage-Gavin

08    Ashok Shah

09    Vijay Singal

For address change/comments, mark here.

(see reverse for instructions)

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
					2.	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐

					3.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐
NOTE: The stockholders will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

SAPIENT CORPORATION

131 Dartmouth Street

Boston, MA 02116

www.sapient.com

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2012 Annual Report on Form 10-K, Notice & 2013 Proxy Statement is/are available at www.proxyvote.com.

SAPIENT CORPORATION Annual Meeting of Stockholders June 6, 2013 This proxy is solicited on behalf of the Board of Directors

Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Alan J. Herrick, Joseph S. Tibbetts, Jr., and Joseph A. LaSala, Jr., and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 6, 2013, at 9:00 a.m. (EDT) at the Company’s headquarters located at 131 Dartmouth Street, Boston, MA 02116 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.

IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD AND “FOR” PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE AND WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

  Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side